Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

among

CORIANT INVESTOR LLC,

a Delaware limited liability company,

OAKTREE OPTICAL HOLDINGS, L.P.,

a Delaware limited partnership

(solely for the purposes of Section 2.02(b), Section 2.04(b), Section 2.06, Section 6.05, Section

6.06, Section 6.15, Section 7.01, Section 7.04, Section 7.05, Section 7.14, Section 7.15 and

Article V hereof),

and

INFINERA CORPORATION,

a Delaware corporation

JULY 23, 2018

ii

EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A - Form of Escrow Agreement

SCHEDULES
Disclosure Schedule
Cash Schedule
Company Transaction Expenses Payment Schedule
Indebtedness Payoff Schedule
Key Employees Schedule
Ordinary Course Schedule
Other Conditions Schedule
Required Foreign Filings Schedule
Settlements Schedule
Working Capital Schedule

iii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into on July 23, 2018, among Coriant Investor LLC, a Delaware limited liability company (“Seller”), Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Lender”) solely for the purposes of Section 2.02(b), Section 2.04(b), Section 2.06, Section 6.05, Section 6.06, Section 6.15, Section 7.01, Section 7.04, Section 7.05, Section 7.14, Section 7.15 and Article V, and Infinera Corporation, a Delaware corporation (“Buyer” and, together with Seller and Lender, each individually a “Party” and collectively the “Parties”).

Seller is the direct owner of 100% of the issued and outstanding limited liability company interests (the “Units”), of Telecom Holding Parent LLC, a Delaware limited liability company (the “Company”).

Lender has made loans to certain Subsidiaries of the Company pursuant to the Financing Agreement (as defined in the Securityholders Agreement).

The Parties desire that, at the Closing, on the terms and subject to the conditions set forth in this Agreement, (i) Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, all of the Units and (ii) Buyer shall repay certain amounts due to Lender in full satisfaction of the Obligations (as defined in the Financing Agreement) owed to Lender by the Company and its Subsidiaries under the Financing Agreement.

The consummation of the transactions contemplated hereby shall constitute a Complete Sale (as defined in the Securityholders Agreement).

In consideration of the premises, representations and warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“280G Approval” has the meaning set forth in Section 6.10(c).

“280G Individual” has the meaning set forth in Section 6.10(c).

“280G Payments” has the meaning set forth in Section 6.10(c).

“280G Voting Rules” has the meaning set forth in Section 6.10(c).

“280G Waiver” has the meaning set forth in Section 6.10(c).

“Accounting Firm” has the meaning set forth in Section 2.06(c).

“Action” means any action, suit, proceeding, claim, complaint, litigation, investigation, audit, arbitration, mediation, government charge or other similar dispute or proceeding (whether civil, criminal, administrative or investigative).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aggregate Deduction Amount” means an amount (which may be negative) equal to the sum of the amount of Deducted Liabilities:

plus the sum of :

(i) the First Out Lender Amount;

(ii) the amount by which Target Working Capital exceeds Closing Working Capital, if any; and

(iii) the amount of Company Transaction Expenses;

minus the sum of:

(iv) the amount by which Closing Working Capital exceeds Target Working Capital, if any; and

(v) the amount of Closing Cash.

“Agreement” has the meaning set forth in the preface above.

“Alternative Debt Financing” has the meaning set forth in Section 6.09(c).

“Alternative Debt Financing Commitments” has the meaning set forth in Section 6.09(c).

“Alternative Transaction” has the meaning set forth in Section 6.05(a).

“Anti-Bribery and Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, U.S. Travel Act, United Kingdom Bribery Act of 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering laws or regulations.

“Antitrust Filing Fees” has the meaning set forth in Section 6.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a)(i).

“Behavioral Remedies” has the meaning set forth in Section 6.06(c).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Illinois or the State of California are authorized or obligated to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Stock” means the common stock of Buyer, par value $0.001 per share.

“Buyer Preferred Stock” means the preferred stock of Buyer, par value $0.001 per share.

“Buyer SEC Documents” has the meaning set forth in Section 4.11(a).

“Civil Investigative Demand” means a subpoena or civil investigative demand issued by the Federal Trade Commission pursuant to Section 9 or 20 of the FTC Act (15 U.S.C. §§ 49, 57b-1) or by the Antitrust Division of the Department of Justice pursuant to the Antitrust Civil Process Act (15 U.S.C. §§ 1311-14).

“Claims” has the meaning set forth in Section 7.15(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means cash and cash equivalents as of immediately prior to the Closing, specifically including the cash and cash equivalents set forth on the Cash Schedule, determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet. For the avoidance of doubt, Closing Cash shall be calculated net of (a) issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries and (b) all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) and deposits with third parties, other than the cash and cash-equivalents set forth on the Cash Schedule. Cash shall be increased to reflect (i) any amount above fifty percent (50%) of any Shared Expense, (ii) any portion of the PWC Fees for which Buyer is responsible and (iii) any Naperville Lease Costs, in each case to the extent actually paid by Seller, the Company or any of its Subsidiaries prior to the Closing and not reimbursed by Buyer as of immediately prior to the Closing.

“Closing Consideration” means $1.00.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Deduction Amount” means the sum of the Aggregate Deduction Amount plus the Escrow Amount.

“Closing Working Capital” means the amount of Working Capital of the Company and its Subsidiaries as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company 401(k) Plan” has the meaning set forth in Section 6.10.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IP Agreements” has the meaning set forth in Section 3.12(a).

“Company Products” has the meaning set forth in Section 3.12(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Transaction Expenses” means the unpaid fees and expenses payable by the Company and its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereunder, including (a) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, (b) any employee compensation (including amounts properly treated as such for income tax purposes at a “more likely than not” or higher level of confidence), retention or transaction bonuses, success fees or change of control payments to the extent payable solely as a result of the consummation of the transactions contemplated hereunder (including the employer’s portion of any payroll Taxes payable in connection with any such compensation) (c) the Naperville Lease Deduction Amount to the extent unpaid as of the Closing and (d) fifty percent (50%) of each of (i) the cost of any premium in respect of the “tail” insurance policies obtained pursuant to Section 7.07(d), (ii) the cost of any premium in respect of a R&W Policy obtained at or prior to the Closing in an amount not to exceed $750,000, (iii) the amount of the Antitrust Filing Fees and (iv) the amount of any Contract Consent Fees (the items described in this clause (d), the “Shared Expenses”); provided that, notwithstanding the foregoing, Buyer shall be responsible for fifty percent (50%) of the fees and expenses of PricewaterhouseCoopers related to synergy analysis in connection with the transactions contemplated hereby in an amount not to exceed $37,500 (the “PWC Fees”), which fees and expenses shall not be considered Company Transaction Expenses. In addition, the Naperville Lease Costs and the Deducted Retention Bonus Amount shall not be considered Company Transaction Expenses.

“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (b) in connection with any Debt Financing involving the offering of debt securities, to the extent customary and necessary, the Company’s independent registered public accounting firm has consented to the use of its audit opinions with respect to any Required Financial Information audited by such firm; (c) the Company shall not have been informed by its independent auditors that it is required to restate, has not announced an intention to restate, and has not restated (or is not actively considering any such restatement) any audited or unaudited financial statements contained in the Required Financial Information; provided that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended; (d) the financial statements included in the Required Financial Information that is available to Buyer and the Financing Sources on the first day of the Marketing Period are sufficiently current on any day during such Marketing Period to permit a registration statement of Buyer on Form S-3 using such financial statements to become or be declared effective by the SEC on any day during the Marketing Period; (e) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information, in the light of the circumstances under which they were made, not misleading, (f) with respect to any interim financial statements (including any corresponding predecessor periods), such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and (g) the Company shall not have been informed by its independent auditors that it is not prepared to deliver a customary comfort letter, including as to customary negative assurances and change period, upon the “pricing” of any securities being issued in lieu of any portion of the Debt Financing and upon the issuance thereof.

“Confidential Information” has the meaning set forth in Section 7.04(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.03.

“Contaminants” has the meaning set forth in Section 3.12(l).

“Contract” means any legally binding contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written.

“Covered Representations” has the meaning set forth in Section 7.11.

“D&O Costs” has the meaning set forth in Section 7.07(a).

“D&O Expenses” has the meaning set forth in Section 7.07(a).

“D&O Indemnifiable Claim” has the meaning set forth in Section 7.07(a).

“D&O Indemnifying Party” has the meaning set forth in Section 7.07(a).

“D&O Indemnitee” has the meaning set forth in Section 7.07(a).

“Debt Financing” has the meaning set forth in Section 4.07.

“Debt Financing Commitments” has the meaning set forth in Section 4.07.

“Deducted Liabilities” with respect to the Company and its Subsidiaries means, without duplication, (i) any Indebtedness of such Persons, (ii) Unpaid Pre-Closing Income Taxes, (iii) the Unfunded Pension Liabilities, (iv) an amount equal to $5,000,000 minus the aggregate amount paid in respect of the legal settlements set forth on the Settlements Schedule during the period commencing on the date hereof and ending immediately prior to the Closing, (v) the aggregate amount of unpaid severance payable to employees of the Company and its Subsidiaries whose employment was terminated prior to May 30, 2018, but excluding any severance payable to Shaygan Kheradpir or other severance for which there is restricted cash on the Closing Balance Sheet, which restricted cash is not included in Closing Cash (in each case, including the employer’s portion of any payroll Taxes payable in connection with any such amounts), (vi) the

Deducted Retention Bonus Amount, (vii) any unpaid management fees payable to Seller or any member of the Seller Group and (viii) any guaranty by the Company or its Subsidiaries of any indebtedness of any other Person of a type described in clauses (i) through (vii). Notwithstanding the foregoing, Deducted Liabilities shall not include (a) any intercompany obligations solely between or among the Company or any of its Subsidiaries, (b) the First Out Lender Amount or the amounts payable to Lender under the Financing Agreement, solely to the extent released as of the Closing, (c) any current liabilities to the extent included in Closing Working Capital and (d) any amounts reimbursable and not yet reimbursed by Buyer pursuant to Section 6.09(a) (in which event such amounts so excluded shall no longer be subject to reimbursement hereunder). For the avoidance of doubt, Deducted Liabilities shall not include any amounts payable under the Subordinated Note, which shall be cancelled effective as of the Closing in accordance with its terms.

“Deducted Retention Bonus Amount” means $2,000,000 in respect of certain retention bonus obligations payable by Buyer to certain Service Providers of the Company following the Closing.

“Disclosure Schedule” has the meaning set forth in Section 10.17.

“Dispute Statement” has the meaning set forth in Section 2.06(b).

“Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or arrangement providing for compensation, incentive compensation, deferred compensation, severance, relocation, retention, transaction-related or change in control compensation, termination, separation, retirement, pension, supplemental retirement, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock, profits interest or other equity or equity-based, savings, life, vacation, paid-time-off, cafeteria, insurance, flexible spending, tuition, medical, health, welfare, disability, death, fringe benefit, perquisite or other remuneration of any kind, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in each case whether written or unwritten, funded or unfunded, for the benefit of any Service Provider, that is maintained, contributed to, participated in, sponsored by or required to be contributed to by the Company or any of its Subsidiaries or Affiliates, or with respect to which the Company or any of its Subsidiaries or Affiliates has or may have any Liabilities, including on account of any of their ERISA Affiliates.

“Environmental Laws” shall mean all Laws concerning pollution, protection of the environment, or human health and safety (to the extent relating to exposure to Hazardous Materials), including all those relating to the generation, transportation, treatment, storage, disposal, release or cleanup of any Hazardous Materials, as such requirements are enacted and in effect as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means another trade or business treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 4001(b)(1) of ERISA.

“Escrow Account” means a separate bank account designated in writing by the Escrow Agent into which the Escrow Amount will be deposited at the Closing.

“Escrow Agent” means Wilmington Trust National Association, or such other escrow agent as may be mutually agreed by Lender and Buyer.

“Escrow Agreement” means that form and substance of escrow agreement attached hereby as Exhibit A.

“Escrow Amount” means the sum of $10,000,000 minus the amount described in clause (x) of the definition of Lender Stock Release Amount.

“Estimated Lender Cash Repayment Amount” has the meaning set forth in Section 2.05.

“Excess Balance” has the meaning set forth in Section 2.06(e)(ii)(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” means any Law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or any other countries in which the Company and its Subsidiaries do business; (ii) any release of U.S. origin technology or software in any country to any person as defined under these laws, regulations, and orders, other than a citizen or lawful permanent resident of the United States or a protected individual as defined by 8 U.S.C. § 1324b(a)(3) located in the United States or abroad; or (iii) compliance with boycotts.

“Final Lender Cash Repayment Amount” has the meaning set forth in Section 2.06(d).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or other financing arrangements in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (but excluding Buyer and any of its Subsidiaries), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“First Out Lender Amount” means the aggregate amount of outstanding First Out Obligations (as defined in the Financing Agreement) as of immediately prior to the Closing.

“Foreign Competition Laws” means antitrust, competition or other similar Laws and judicial doctrines of jurisdictions other than the United States.

“Fraud” means actual fraud, as determined in accordance with Delaware Law, with respect to the making of the statements set forth in the Pre-Closing Statement or the representations and warranties set forth in Article III, Article IV or Article V, as applicable.

“Fundamental Representations” means those representations and warranties set forth in Section 3.01(a) (Organization), Section 3.02(b) (Authorization), Section 3.02(c) (Binding Effect), Section 3.04 (Capitalization, Subsidiaries), Section 3.05 (Broker’s Fees) Section 5.01 (Organization), Section 5.02 (Authorization of Transaction; Binding Effect) and Section 5.04 (Broker’s Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity, including any government instrumentality or other entity owned or controlled by any government, and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Official” means any officer, official, employee, or representative of a Governmental Authority, or to any Person acting in an official capacity for or on behalf of any such Governmental Authority, or to any political party or candidate for political office, or to any officer, official, employee or representative of a public international organization.

“Hazardous Materials” means any substance, material or waste defined or designated as hazardous or toxic (or by any similar term), or for which liability or standards of conduct may be imposed, under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, provincial or foreign tax based on, measured by or with respect to (in whole or in part) net income (however denominated) or that is a franchise tax (imposed in lieu of a net income tax) or branch profits tax.

“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to liability for Income Taxes of the Company and its Subsidiaries unpaid as of the Closing Date that are past due as of the Closing Date or first due after the Closing Date with respect to such jurisdiction computed for any taxable period (or portion thereof) ending on or prior to the Closing Date; provided that for purposes of calculating any such liability for Income Taxes: (i) such liability shall be calculated (A) in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Income Taxes and in a manner consistent with the representations set forth in

Section 3.11(c), in each case except as required by applicable Law, (B) taking into account any available net operating losses, capital losses, or any other applicable Tax attribute of the Company and its Subsidiaries for any tax period and any portion thereof up to and including the Closing Date, including, for the avoidance of doubt, with respect to any amount required to be included in income under Section 965 of the Code and any Treasury Regulations or other guidance issued with respect thereto (and any corresponding provisions under state, local or foreign Law), and (C) on the basis of a closing of the books as of the close of business on the Closing Date (except that exemptions, allowances or deductions (such as for depreciation or amortization) that are calculated on an annual basis, other than with respect to property placed in service after the Closing, shall be allocated on a daily basis), with any amount required to be included in income of the Company or any Subsidiary of the Company under Section 951 or Section 951A of the Code (or under similar provisions of state or local Tax Law) with respect to any non-U.S. entity in which the Company or any Subsidiary of the Company owns a direct or indirect interest the taxable year of which includes, but does not end, on the Closing Date treated as recognized on the Closing Date to the extent such amount is attributable to the income, earnings and profits accrued or property owned or acquired by such entity prior to the Closing and would otherwise be allocable to the taxable period (or portion thereof) ending on the Closing Date if the taxable year of each such entity ended on the Closing Date; (ii) any Income Tax deductions relating to Company Transaction Expenses and other expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby shall be taken into account to the extent permitted under applicable Law; (iii) except as specifically contemplated by this Agreement, any financing or refinancing arrangements or other transactions entered into by or at the direction of Buyer shall not be taken into account; (iv) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing (except those explicitly contemplated by this Agreement) shall be excluded; (v) all deferred tax liabilities established for GAAP purposes shall be excluded; (vi) any liability for Income Taxes shall be computed assuming that (x) any amount required to be included in income under Section 965 of the Code will be treated as recognized on the Closing Date to the extent such amount is attributable to the income, earnings and profits or property of the Company, its Subsidiaries, or their Affiliates on or prior to the Closing Date, and (y) an election has been made under Section 965(h) of the Code and any Treasury Regulations or other guidance issued with respect thereto (and any corresponding election under state, local or foreign Law), in each case, to defer the payment of any liability for Income Taxes to the maximum extent possible (such deferred liability for the payment of Income Taxes, collectively, the “965(h) Deferred Taxes”); and (vii) without duplication of the foregoing, all 965(h) Deferred Taxes shall be included.

“Indebtedness” means, without duplication, any of the following Liabilities or obligations: (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case, solely to the extent drawn); (iv) Liabilities related to the deferred purchase price of property or services (other than trade debt, trade payables and short-term accruals); (v) Liabilities pursuant to capitalized leases; (vi) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vii) indebtedness of the types described in clauses (i) through (vi) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien, mortgage or security interest on the assets of the Company or any of its Subsidiaries, including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing and (viii) any accrued interest, termination, balloon or prepayment premiums or penalties and any other fees, breakage charges, expenses, indemnities and other amounts payable related to any of the foregoing.

“Intellectual Property Rights” means all of the following and all rights in and to the following in any jurisdiction throughout the world: (i) patents and patent applications (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing; (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, and Internet domain names, uniform resource locators, and other names and locators associated with the Internet, and applications or registrations therefor, in each case, together with all of the goodwill associated with any of the foregoing; (iii) copyrights and registrations and applications for registration thereof, rights associated with works of authorship, including exclusive exploitation rights, and moral rights; (iv) trade secrets and other rights in confidential information; (v) all rights in databases and data collections; and (vi) any similar or equivalent rights to any of the foregoing.

“International Plan” means each Employee Benefit Plan that is subject to the Laws of any jurisdiction outside the United States and provides any compensation or benefits to any current or former service provider of the Company or any of its Subsidiaries who performs or performed services outside the United States.

“Key Employees” means those individuals set forth on the Key Employees Schedule.

“Knowledge,” with respect to the Company, means the actual knowledge of Pat DiPietro, Kathleen Wood, Uwe Fischer and Peter Streit, in each case after reasonable inquiry.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Company’s and its Subsidiaries’ leasehold or subleasehold estates in any land, buildings, structures, improvements, fixtures or other interest in real property for which the annual rental payments made by the Company and its Subsidiaries exceeds $50,000.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lender” has the meaning set forth in the preface above.

“Lender Cash Repayment Amount” means cash in amount equal to the sum of $230,000,000 minus the Closing Deduction Amount; provided that the Lender Cash Repayment Amount shall not be less than $0.

“Lender Repayment Amount” means, collectively, the Lender Cash Repayment Amount and the Lender Stock Repayment Amount.

“Lender Stock R&W Policy Amount” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (x) (i) $10,000,000 minus (ii) fifty percent (50%) of the cost of any premium in respect of a R&W Policy obtained following the Closing but not to exceed $750,000 by (y) the volume weighted average price per share of Buyer Common Stock as reported on the NASDAQ for each of the five (5) consecutive trading days ending on the date immediately prior to the Closing Date (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

“Lender Stock Release Amount” means if, absent the proviso in the definition thereof, the Lender Cash Repayment Amount would be less than zero, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (x) the lesser of (i) amount of such deficit and (ii) $10,000,000 by (y) the volume weighted average price per share of Buyer Common Stock as reported on the NASDAQ for each of the thirty (30) consecutive trading days ending on the date immediately prior to the date hereof (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

“Lender Stock Repayment Amount” means (a) 20,975,384 shares of Buyer Common Stock minus (b) in the event the Closing Deduction Amount exceeds $230,000,000, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (x) the amount of such excess by (y) the volume weighted average price per share of Buyer Common Stock as reported on the NASDAQ for each of the thirty (30) consecutive trading days ending on the date immediately prior to the date hereof (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties) minus (c) in the event that Buyer has complied in all material respects with its obligations under Section 7.12 and has not obtained a R&W Policy in a form reasonably acceptable to Buyer at or prior to the Closing, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (x) $10,000,000 by (y) the volume weighted average price per share of Buyer Common Stock as reported on the NASDAQ for each of the five (5) consecutive trading days ending on the date immediately prior to the Closing Date (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

“Liabilities” means, with respect to any Person, all liabilities of such Person or any of its Subsidiaries of any kind or nature, whether or not such liabilities would be required to be reflected on a balance sheet prepared in accordance with GAAP, and whether accrued, unaccrued, asserted, unasserted, choate, inchoate, absolute, contingent or otherwise, including accounts payable, royalties payable and other reserves, accrued bonuses, accrued vacation, employee expense obligations, and indebtedness.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

For information to have been “Made Available” to Buyer means that Seller has (i) uploaded such information to its electronic dataroom located at dfsvenue.com and provided Buyer unrestricted access thereto, or (ii) delivered such information to counsel to Buyer and conspicuously designated such delivery as “Made Available,” in each case no later than the date hereof, prior to the execution of this Agreement.

“Marketing Period” means a period of fifteen (15) consecutive Business Days after the date of this Agreement (i) commencing on the date on which Buyer shall have received the Required Financial Information from the Company and (ii) throughout which period (x) the Required Financial Information shall have remained Compliant and (y) (a) the conditions set forth in Section 8.01(a), Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(i) have been and continue to be satisfied, and (b) nothing has occurred and no condition exists that would entitle Buyer to terminate this Agreement pursuant to Section 9.01; provided that (w) if the Marketing Period shall not have fully elapsed on or prior to August 17, 2018, then the Marketing Period shall not commence any earlier than September 4, 2018, (x) November 22, 2018 and November 23, 2018 shall not be counted for the Marketing Period, (y) if the Marketing Period shall not have fully elapsed on or prior to December 19, 2018, then the Marketing Period shall not commence any earlier than January 2, 2019 and (z) if the Marketing Period shall not have fully elapsed on or prior to February 11, 2019, then the Marketing Period shall not commence any earlier than the date on which the Buyer shall have received audited financial statements referred to in clause (i) of paragraph 3 of Exhibit B to the Debt Commitment Letter related to the Debt Financing for the year ended December 31, 2018 meeting the requirements of Section 6.09(a)(iv)(x) hereof. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Buyer written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financial Information shall be deemed to have been delivered on the date the notice is received by Buyer, in each case, unless Buyer in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and within three Business Days after receipt of such notice, Buyer specifies in writing to the Company any specific additional necessary information, in which case, the Required Financial Information shall be deemed to have been delivered on the date such additional information is delivered by the Company. For the avoidance of doubt, there shall be no limitation on the number of times the Company may deliver such a notice.

“Marlin” means Marlin Management Company, LLC and its affiliated funds and investment vehicles.

“Material Adverse Effect” means a change, effect, event or circumstance that, individually or in the aggregate, either (a) is materially adverse to the business, operations, result of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) that is or would reasonably be expected to be materially adverse to Seller’s, Lender’s or the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law, but shall exclude (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any changes, effects, events or circumstances related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, labor, social, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, natural disasters or other force majeure events), (ii) general business or economic conditions affecting the industries in which the Company operates, (iii) the taking of any action (or failure to take any action) required by this Agreement or specifically requested in writing by Buyer, (iv) the announcement or pendency of this Agreement or the transactions contemplated hereby, or the identity of Buyer, (v) any changes in Law or GAAP or the interpretation thereof, in each case after the date hereof or (vi) any failure, in and of itself, by the Company and its Subsidiaries to meet financial forecasts, projections or estimates (but not, in each case, the underlying cause of such failures, unless such causes would otherwise be excepted from this definition); provided, however, that, with respect to clauses (i), (ii), (iii) or (v), such change, effect, event or circumstance does not have a materially and disproportionately adverse effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company operates.

“Material Contract” has the meaning set forth in Section 3.13(b).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.06(a).

“Naperville Agreement to Amend Lease” means that certain Agreement to Amend Lease dated as of July 17, 2018, by and between SIR Properties REIT LLC (the “Naperville Landlord”) and Lender.

“Naperville Lease” means that certain Lease Agreement, dated as of April 1, 2014, by and between the Naperville Landlord and Tellabs, Inc. (the “Naperville Tenant”).

“Naperville Lease Amendment” means that certain Amendment to Lease and Release Agreement by and between the Naperville Landlord and the Naperville Tenant in the form attached as Exhibit A to the Naperville Agreement to Amend Lease.

“Naperville Lease Costs” means all of the costs and expenses payable pursuant to the Naperville Lease Amendment with respect to the period following the Effective Date of the Naperville Lease Amendment, other than the Naperville Lease Deduction Amount.

“Naperville Lease Deduction Amount” means sum of (i) $17,250,000 plus (ii) the amount payable to the Naperville Landlord pursuant to Section 2.12 of the Naperville Agreement to Amend Lease (the “Deferred Payment”).

“Naperville Leased Premises” has the meaning set forth in Section 6.15.

“Naperville Lease Guaranty” means a guaranty of the Naperville Lease in the form attached as Exhibit B to the Naperville Lease Amendment.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Negative Adjustment Amount” has the meaning set forth in Section 2.06(e)(ii).

“Oaktree” means Oaktree Capital Management, L.P. and its affiliated funds and investment vehicles.

“Open Source Software” means any software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” shall mean any order, judgment, injunction, ruling, edict, decision or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Ordinary Course of Business” has the meaning set forth on the Ordinary Course Schedule.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented prior to Closing.

“Outside Date” has the meaning set forth in Section 9.01(d).

“Party” and “Parties” have the meaning set forth in the preface above.

“Permits” has the meaning set forth in Section 3.08(e).

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business of the Company and its Subsidiaries; (d) purchase money Liens securing rental payments under capital or equipment lease arrangements; (e) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (f) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Permitted Transfer” shall mean, in each case, so long as such Transfer is in accordance with applicable Law, any Transfer (i) to an Affiliate of Lender (provided that such Affiliate delivers an agreement to Buyer in connection with such Transfer agreeing to be bound by the terms of Section 7.14), (ii) with the prior written consent of, or otherwise agreed in writing to by, Buyer or (iii) directly in connection with a transaction approved or recommended by Buyer’s board of directors or any committee thereof having the authority to so approve or recommend such Transfer (including pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction so approved, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the terms of Section 7.14 shall continue to apply).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Positive Adjustment Amount” has the meaning set forth in Section 2.06(e)(i).

“Post-Closing Statement” has the meaning set forth in Section 2.06(a).

“Pre-Closing Statement” has the meaning set forth in Section 2.05.

“Privileged Communications” has the meaning set forth in Section 7.06.

“PWC Fees” has the meaning set forth in the definition of Company Transaction Expenses

“R&W Policy” has the meaning set forth in Section 7.12.

“Released Parties” has the meaning set forth in Section 7.15(a).

“Releasing Party” has the meaning set forth in Section 7.15(a).

“Remaining Lender Stock Release Amount” has the meaning set forth in Section 2.06(e)(ii)(B).

“Representatives” has the meaning set forth in Section 6.05(a).

“Required Financial Information” has the meaning set forth in Section 6.09(a)(iv).

“Required Payoff Letters” has the meaning set forth in Section 2.02(b).

“Resolution Period” has the meaning set forth in Section 2.06(b).

“Review Period” has the meaning set forth in Section 2.06(a).

“Sanctions” means any trade prohibition, embargo or restriction administered by the Office of Foreign Assets Control of the U.S. Treasury Department, or other relevant trade sanctions enforcement authority in the United States or any other countries in which the Company and its Subsidiaries do business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 1542” has the meaning set forth in Section 7.15(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders Agreement” means the Securityholders Agreement of Seller, dated as of January 18, 2018, by and among Seller and the other parties thereto.

“Seller” has the meaning set forth in the preface above.

“Seller Group” has the meaning set forth in Section 7.06.

“Service Provider” means any current or former member of the board of managers of the Company or any current or former officer, employee, individual engaged through a third-party agency, consultant, independent contractor or advisor of the Company or any of its Subsidiaries.

“Shared Expenses” has the meaning set forth in the definition of Company Transaction Expenses.

“Solvent” has the meaning set forth in Section 4.08.

“Subordinated Note” means the Eighth Amended and Restated Senior Subordinated Secured Promissory Note, dated as of January 18, 2018, by and among Coriant International Holdings, L.P. and the other parties thereto, as the same may be amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $78,566,542.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, use, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or other tax), and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means (i) software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in source code, object code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how and (vii) works of authorship, including documentation (e.g. user manuals and training materials). Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party Components” means, with respect to any Company Product, Technology that is not exclusively owned by the Company and is embedded in, incorporated into or distributed by Company or any of its Subsidiaries with such Company Product.

“Top Customers” has the meaning set forth in Section 3.20.

“Top Suppliers” has the meaning set forth in Section 3.20.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, the entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Transfer Taxes” has the meaning set forth in Section 7.10.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Units” has the meaning set forth in the preface above.

“Unfunded Pension Liabilities” means $38,800,000, representing the Parties’ agreed upon value of the aggregate unfunded liabilities of the pension plans of the Company and its Subsidiaries.

“Unpaid Pre-Closing Income Taxes” means an amount equal to the sum of the Income Tax Liability for (i) each jurisdiction in which the Company and its Subsidiaries are currently or previously have been subject to Income Taxes and (ii) each jurisdiction in which the Company and its Subsidiaries commenced activities and became subject to Income Tax on or after January 1, 2018, and prior to the Closing Date.

“WARN Act” has the meaning set forth in Section 3.16(d).

“Working Capital” means, as of any particular date, the aggregate value of the Company’s and its Subsidiaries’ current assets (excluding Closing Cash) minus the aggregate value of the Company’s and its Subsidiaries’ current liabilities as of such date, subject to the adjustments set forth on the Working Capital Schedule and determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet. As an illustration of the methodology set forth on such Working Capital Schedule, Working Capital as of the end of each month beginning with November 2017 and ending with May 2018 was calculated as set forth in the sample calculation of Working Capital set forth on such Working Capital Schedule. For the avoidance of doubt, Working Capital shall exclude all current and deferred Income Tax assets and liabilities but shall include, to the extent required in accordance with GAAP, all current assets and liabilities for Taxes other than Income Taxes.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Units. On the terms and subject to the conditions set forth in this Agreement, at the Closing and upon delivery by Buyer of the Closing Consideration in accordance with Section 2.02 and the other amounts in accordance with Section 2.04, Buyer shall purchase and accept from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Units, free and clear of all Liens other than Liens under the Securities Act and applicable state securities Laws.

Section 2.02 Payment of Closing Amounts.

(a) At the Closing, Buyer shall pay to Seller the Closing Consideration, in cash by wire transfer of immediately available funds to an account designated in writing by Seller no later than two (2) Business Days prior to the Closing Date.

(b) At the Closing, Buyer shall repay, or cause to be repaid, all indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule attached hereto. In connection therewith, Buyer shall deliver to Lender the Lender Repayment Amount. The Lender Cash Repayment Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Lender no later than two (2) Business Days prior to the Closing Date. In order to facilitate, and as a condition to, such repayment, prior to the Closing, (x) Seller shall cause the Company to obtain payoff letters, lien terminations and instruments of discharge in form and substance reasonably acceptable to Buyer for all such indebtedness (other than the indebtedness described in the following clause (z)), (y) Seller shall cause the Company to use reasonable best efforts to obtain any necessary Tax forms, including W-9 or the appropriate series of Form W-8, as applicable, or any similar information from each payee under the Required Payoff Letters, and (z) Lender shall deliver a payoff letter, lien terminations and instruments of discharge in form and substance reasonably acceptable to Buyer with respect to all such indebtedness of the Company and its Subsidiaries in favor of Lender, including the Obligations owed to Lender pursuant to the Financing Agreement, in each case which payoff letters described in the foregoing clauses (x) and (z) (the “Required Payoff Letters”) shall:

(i) set forth the amount to be paid on or prior to the Closing Date, including the allocation between principal and interest, together with wire transfer instructions (which amounts Lender hereby agrees, in the case of the Obligations owed to Lender pursuant to the Financing Agreement, shall consist solely of the Lender Stock Repayment Amount, the Lender Cash Repayment Amount and, if payable to Lender, the Lender Stock R&W Policy Amount and the portion of the Lender Stock Release Amount and Escrow Amount payable to Lender);

(ii) evidence that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and its Subsidiaries (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item; and

(iii) contemplate the delivery of UCC-3 termination statements and mortgage releases (or similar documents or releases to the extent applicable with respect to non-U.S. jurisdiction) that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item; and

(iv) in the case of the Required Payoff Letter described in the foregoing clause (z), include a reasonable and customary release by Lender in its capacity as such.

(c) At Closing, Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, Seller or their respective Affiliates, as applicable, the Company Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule to be delivered to Buyer at least two (2) Business Days prior to the Closing Date, to the extent unpaid as of immediately prior to the Closing. In order to facilitate, and as a condition to, such payment, prior to the Closing, Seller shall cause the Company to obtain invoices, as applicable, with respect to such Company Transaction Expenses that are to be paid by Buyer pursuant to this Section 2.02(c).

Section 2.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California 90071, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as the Parties may mutually determine (the actual date of the Closing, the “Closing Date”). For purposes of calculating all Closing amounts to be made hereunder, the Closing shall be deemed to occur at 12:00 a.m. Los Angeles time on the Closing Date.

(b) Notwithstanding Section 2.03(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.03(a), the Closing will occur on the earlier of (i) any Business Day before or during the Marketing Period specified by Buyer on two (2) Business Days’ prior written notice to the Company (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and provided, further, that if such Debt Financing is not completed for any reason on the date specified by such notice, the Closing shall occur on the earliest practicable date thereafter that the Debt Financing is capable of being completed (but for the avoidance of doubt, no later than the date upon which the Closing would be required to occur pursuant to the following clause (ii)) and (ii) three (3) Business Days after the expiration of the Marketing Period, subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions set forth in Section 8.01 and Section 8.02, other than those conditions that by their terms are to be satisfied at the Closing, or at such other date and time as Buyer and the Company shall mutually agree upon in writing.

Section 2.04 Deliveries at the Closing. At the Closing, the Parties shall deliver, or cause to be delivered, each of the following:

(a) Buyer shall deliver to Seller the Closing Consideration in accordance with Section 2.02;

(b) Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule attached hereto, including issuing the Lender Stock Repayment Amount and paying the Lender Cash Repayment Amount to Lender, and Seller (and, with respect to the Obligations owed to Lender pursuant to the Financing Agreement, Lender) shall deliver to Buyer the appropriate payoff letters and lien releases (if applicable) with respect to such indebtedness;

(c) Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, Seller or their respective Affiliates, as applicable, the Company Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule to be delivered to Buyer at least two (2) Business Days prior to the Closing Date, to the extent unpaid as of immediately prior to the Closing;

(d) Buyer shall deliver the Escrow Amount to the Escrow Agent; and

(e) Seller shall deliver to Buyer a transfer power with respect to the Units in form and substance reasonably acceptable to Buyer, duly executed in favor of Buyer.

Section 2.05 Pre-Closing Statement. No later than three (3) Business Days prior to the Closing, Seller shall cause the Company to deliver to Buyer (a) an estimated, consolidated balance sheet of the Company as of the Closing, prepared in accordance with GAAP (the “Closing Balance Sheet”) and (b) a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of each component of the Aggregate Deduction Amount, together with a calculation of the Lender Cash Repayment Amount based on the foregoing amount (the amount so calculated being referred to herein as the “Estimated Lender Cash Repayment Amount”), as well as reasonably detailed supporting documentation for such calculation. The Company shall provide Buyer and its Representatives with reasonable access (with the right to make copies), during normal business hours, to the work papers of the Company, its accountants or any of its other Representatives related to the preparation of the Closing Balance Sheet and Pre-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company and its Subsidiaries, and the Company shall make available its employees knowledgeable about the information used in, and the preparation of, the Pre-Closing Statement, in each case to the extent reasonably required by Buyer to complete its review of the Pre-Closing Statement. The Company shall consider in good faith any revisions to the Pre-Closing Statement proposed by Buyer and, to the extent the Company agrees to any revisions, such revisions shall be incorporated into the Pre-Closing Statement.

Section 2.06 Post-Closing.

(a) Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Lender a statement (the “Post-Closing Statement”), setting forth Buyer’s good faith calculation of each component of the Aggregate Deduction Amount as of the Closing, together with a calculation of what the Lender Cash Repayment Amount would have been at the Closing had such amount been calculated based on the foregoing amounts, as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by Lender in connection with review of the Post-Closing Statement. In the event that Buyer does not deliver the Post-Closing Statement to Lender within ninety (90) calendar days after the Closing Date, each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(b) Review of Post-Closing Statement. Buyer shall provide Lender and its Representatives with reasonable access (with the right to make copies), during normal business hours, to the work papers of Buyer, its accountants or any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company and its Subsidiaries, and Buyer shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement, in each case to the extent reasonably required by Lender to complete its review of the Post-Closing Statement. Lender shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, Lender shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that Lender shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of Lender’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Lender does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(c) Dispute Resolution. If Lender delivers a Dispute Statement during the Review Period, Buyer and Lender shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Lender may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Buyer and Lender during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Lender do not resolve all such disputed items by the end of the Resolution Period, Buyer and Lender shall submit all items remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting or valuation firm upon which Buyer and Lender shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement and shall determine only those items remaining in dispute between Buyer and Lender. Each of Buyer and Lender shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items (provided, that any such statements and materials will be consistent with the Post-Closing Statement in the case of Buyer, and the Dispute Statement in the case of Lender, and that copies of all such statements and materials are concurrently provided to the other Party), and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Lender a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Lender) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall, absent manifest error, be final and binding on the Parties and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Lender, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Buyer and Lender each shall bear the respective fees, costs and expenses incurred by it in connection with this Section 2.06(c).

(d) Final Lender Cash Repayment Amount. The Lender Cash Repayment Amount as deemed final and binding on the Parties pursuant to this Section 2.06, is referred to herein as the “Final Lender Cash Repayment Amount.” Buyer agrees that the adjustment provided for in this Section 2.06, and the dispute resolution provisions provided for in this Section 2.06, shall be the exclusive remedies for any items that are taken into account in calculating the Aggregate Deduction Amount; provided that the Parties agree and acknowledge that the foregoing shall not be deemed to limit the liability of any Person for Fraud.

(e) Settlement of Adjustments.

(i) If the amount of the Final Lender Cash Repayment Amount exceeds the amount of the Estimated Lender Cash Repayment Amount (such excess amount, the “Positive Adjustment Amount”), then within three (3) Business Days after the determination of the Final Lender Cash Repayment Amount, (x) Buyer shall pay to Lender, by wire transfer of immediately available funds, an amount in cash equal to the lesser of (1) the Positive Adjustment Amount and (2) $10,000,000, (y) Buyer and Lender shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver the full balance of the Escrow Account to Lender and (z) Buyer shall issue to Lender the Lender Stock Release Amount. Notwithstanding anything herein to the contrary, in no event shall Buyer be required to make any payments in respect of any adjustments pursuant to clause (x) of this Section 2.06 in excess of $10,000,000.

(ii) If the amount of the Estimated Lender Cash Repayment Amount exceeds the amount of the Final Lender Cash Repayment Amount (such excess amount, the “Negative Adjustment Amount”), then within three (3) Business Days after the determination of the Final Lender Cash Repayment Amount, Buyer and Lender shall take the following actions:

(A) If the then remaining balance of the Escrow Account, including earnings thereon, exceeds the Negative Adjustment Amount, then (x) Lender and Buyer shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver (I) to Buyer, from the Escrow Account, the Negative Adjustment Amount, and (II) to Lender, the remaining balance of the Escrow Account, including any earnings thereon, after taking into account the amounts paid pursuant to the preceding clause (I), and (y) Buyer shall issue to Lender the Lender Stock Release Amount.

(B) If the Negative Adjustment Amount exceeds the then remaining balance of the Escrow Account, including any earnings thereon (such excess, the “Excess Balance”), then (x) Lender and Buyer shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver the full balance of the Escrow Account to Buyer, and (y) Buyer shall issue to Lender the Remaining Lender Stock Release Amount. For purposes of the foregoing, the “Remaining Lender Stock Release Amount” means a number of shares of Buyer Common Stock equal to the positive difference, if any, of (x) the Lender Stock Release Amount, minus the quotient obtained by dividing (y) the Excess Balance, by (y) the volume weighted average price per share of Buyer Common Stock as reported on the NASDAQ for each of the thirty (30) consecutive trading days ending on the date immediately prior to the date hereof (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

(C) Notwithstanding anything herein to the contrary, in no event shall Seller or Lender be required to make any payments in respect of any adjustments pursuant to this Section 2.06 in excess of the then-remaining balance of the Escrow Account. Notwithstanding anything to the contrary herein, in no event shall Buyer be required to issue any shares of Buyer Common Stock in respect of any adjustments pursuant to this Section 2.06 in excess of the Lender Stock Release Amount.

(f) Tax Treatment. Any payment made under this Section 2.06 shall be treated for all Tax purposes as an adjustment to the Lender Cash Repayment Amount paid at Closing unless otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows, in each case except as set forth in the Disclosure Schedule:

Section 3.01 Organization of Seller and the Company.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is treated as a partnership for U.S. federal income tax purposes. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required, except where the lack of such qualification or the failure to be in good standing has not had and would not have a Material Adverse Effect. Seller has Made Available true, correct and complete copies of its and the Company’s Organizational Documents, as amended to date, each in full force and effect on the date hereof, to Buyer. Seller has approved or proposed any amendment to the Company’s Organizational Documents. The Company is not in violation of any of its Organizational Documents in any respect.

(b) Section 3.01(b) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries.

Section 3.02 Authorization; Binding Effect.

(a) The Company and each of its Subsidiaries has full corporate power and authority to own, lease and operate its properties and carry on its business as presently conducted.

(b) Seller has full limited liability company power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other documents contemplated hereby to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action.

(c) This Agreement and the other documents contemplated hereby to which Seller is a party have been or will be duly executed and delivered by Seller and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Seller, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 3.03 Noncontravention. Except as set forth on Section 3.03 of the Disclosure Schedule, neither the authorization, execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with, or result in any violation or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, or a right of termination, notice, consent, cancellation, modification or acceleration or any obligation or loss of any benefit under (i) the certificate of formation or limited liability company agreement of the Company or any provision of Seller’s Organizational Documents, (ii) any Law, Order, Permits, or other restriction of any Governmental Authority to which Seller, the Company or any of its Subsidiaries is subject or by which any of their assets are bound or (iii) any Material Contract or Lease to which the Company or any of its Subsidiaries are a party or by which any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), where the conflict, violation, default, payment obligation, right of termination, notice, cancellation, modification or acceleration, obligation or loss of benefit would not, be material to the Company and its Subsidiaries taken as a whole. Immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of their rights under the all of such Material Contracts without the payment of any additional amounts other than amounts which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the Agreement and transactions contemplated thereby not occurred Except for the applicable requirements of the HSR Act or any applicable Foreign Competition Laws, and except as set forth on Section 3.03 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.04 Capitalization; Subsidiaries.

(a) All of the issued and outstanding limited liability company interests of the Company are, and at the Closing will be, owned beneficially and of record by Seller, free and clear of all Liens other than Liens under the Securities Act and applicable state securities Laws. All of the outstanding limited liability company interests of the Company have been duly authorized and validly issued, and have not been issued in violation of any preemptive rights.

(b) Section 3.04(b) of the Disclosure Schedule sets forth a complete and accurate list of the Company’s Subsidiaries. Except as set forth on Section 3.04(b) of the Disclosure Schedule, each of the Subsidiaries of the Company is wholly owned (directly or indirectly) by the Company or another Subsidiary of the Company, and neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity. Each of the Subsidiaries identified on Section 3.04(b) of the Disclosure Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full organizational power and authority to own, lease and operate its properties and carry on its business as presently conducted. Each of the Subsidiaries identified on Section 3.04(b) of the Disclosure Schedule is qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required, except where the lack of such qualification or the failure to be in good standing would not have a Material Adverse Effect.

(c) There are no limited liability company interests or other equity interests or voting securities of the Company, other than the Units. There are (i) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (iii) no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries, and (iv) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of the Company or any of its Subsidiaries.

Section 3.05 Broker’s Fees. Except as set forth on Section 3.05 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The fees and expenses of each broker, finder or agent identified on Section 3.05 of the Disclosure Schedule incurred in connection with the transactions contemplated hereby shall be paid solely by Seller, except to the extent taken into account in the calculation of Company Transaction Expenses and included as a reduction to the Lender Cash Repayment Amount, in which case Seller shall have no further liability in respect of such amounts so included.

Section 3.06 Financial Statements.

(a) Set forth on Section 3.06 of the Disclosure Schedule are complete, true, and accurate copies of the following financial statements (collectively the “Financial Statements”):

(i) the unaudited consolidated balance sheets of Coriant International Group LLC and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the fiscal years then ended;

(ii) the audited consolidated balance sheets of Coriant International Group LLC and its Subsidiaries as of December 31, 2016 and as of December 31, 2015 and the related audited consolidated statements of income and cash flows for the fiscal years then ended; and

(iii) the unaudited consolidated balance sheet of Coriant International Group LLC and its Subsidiaries as of March 31, 2018 (the “Most Recent Balance Sheet”) and the related statements of income and cash flows for the three (3)-month period then ended (together with the Most Recent Balance Sheet, collectively, the “Most Recent Financial Statements”).

(b) The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, and were prepared in all material respects in accordance with GAAP, consistently applied; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole) and lack footnotes and other presentation items. The books and records of the Company and its Subsidiaries have been during the three (3)-year period immediately preceding the date hereof, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. The Company and its Subsidiaries are not party to, or have any commitment to become party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among any such Person, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC). There has been no dispute between the Company or any of its Subsidiaries and their respective auditors regarding the accounting policies of the Company and its Subsidiaries during any of their past two full fiscal years or during the current fiscal year-to-date.

(c) Except as set forth on Section 3.06(c) of the Disclosure Schedule, the Company and its Subsidiaries have established a system of internal accounting controls reasonably designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management of the Company and its Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth on Section 3.06(c) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, neither the Company, its Subsidiaries nor the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (C) any claim of allegation regarding any of the foregoing.

(d) Except as set forth on Section 3.06(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability, other than Liabilities (i) that are accrued for or reserved against in the Most Recent Balance Sheet, (ii) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and which are not material in nature or amount (and none of which result from breach of contract, breach of warranty or violation of applicable Law) or (iii) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has any Liabilities in respect of management fees paid or payable to Seller or any Member of the Seller Group. The Company has no reason to believe that all cash set forth on the Cash Schedule will not be capable of becoming unrestricted within a reasonable period of time following the Closing through the imposition of replacement letters of credit which are available to Buyer on commercially reasonable terms or as a result of no longer being required to remain restricted as the result of Buyer’s acquisition of the Company and its Subsidiaries.

(e) As a result of the consummation of the transactions contemplated hereby, all amounts remaining outstanding under the Subordinated Note that are not contributed, assigned or otherwise transferred to Buyer shall be automatically cancelled and forgiven by the holder(s) thereof and none of the Company or any of its Affiliates shall have any further obligation thereunder or in respect thereof.

(f) Seller has Made Available to Buyer a list of all accounts receivable of the Company and its Subsidiaries as of the date of the Most Recent Balance Sheet, together with an aging schedule indicating a range of days elapsed since invoice. Except as set forth on Section 3.06(f) of the Disclosure Schedule, all of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Most Recent Balance Sheet, as would not be material to the Company and its Subsidiaries, taken as a whole, or for receivables arising subsequent to the Most Recent Balance Sheet Date and outstanding as of the Closing, as reflected on the Closing Balance Sheet. Except as set forth on Section 3.06(f) of the Disclosure Schedule, as of the date hereof, no Person has any Lien, other than Permitted Liens, on any accounts receivable of the Company or its Subsidiaries and, since the Balance Sheet Date, no request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries except (i) in the ordinary course of business and which do not exceed $1,000,000 in the aggregate or (ii) deductions or discounts offered to customers in the ordinary course of business; provided that, in the case of each of the foregoing clauses (i) and (ii), such deductions or discounts, to the extent in effect as of Closing, are reflected in the Closing Balance Sheet.

Section 3.07 Absence of Changes. From the date of the date of the Most Recent Balance Sheet, there has not been any Material Adverse Effect and the Company and each of its Subsidiaries have operated in the Ordinary Course of Business Without limiting the generality of the foregoing, except as set forth on Section 3.07 of the Disclosure Schedule, from the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) amended its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) or altered or modified its corporate- or other entity-form;

(b) sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of its assets or properties except for sales of inventory in the ordinary course of business;

(c) issued, sold, transferred or permitted the sufferance of a Lien on any of its equity securities or warrants, options or other rights to acquire its equity securities;

(d) canceled any debts owed to the Company or any of its Subsidiaries (other than amounts owed solely among the Company and/or its Subsidiaries), or waived any claims or rights in favor of the Company of any of its Subsidiaries by third parties, except for (i) cancellations made or waivers granted in the ordinary course of business which do not exceed $150,000 in the individual or $1,000,000 in the aggregate or (ii) customer deductions or discounts granted in the ordinary course of business; provided that, in the case of each of the foregoing clauses (i) and (ii), such deductions or discounts, to the extent in effect as of Closing, are reflected in the Closing Balance Sheet;

(e) made any loan to any Person (other than loans solely among the Company and/or its Subsidiaries), other than advancements of expenses made to any employees of the Company or its Subsidiaries for amounts individually not exceeding $50,000;

(f) declared, set aside or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity securities, except for dividends or distributions made by the Company’s Subsidiaries to their respective parents;

(g) acquired any corporation, partnership, limited liability company or other business organization or division thereof, or acquired any material assets;

(h) incurred or guaranteed indebtedness, other than (i) the accrual of interest pursuant to Contracts in effect as of the date hereof pursuant to the terms in effect as of the date hereof and (ii) agreements solely among the Company and/or its Subsidiaries or related-party guarantees among the Company and/or its Subsidiaries;

(i) mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any portion of its assets;

(j) made any material capital expenditures or commitments therefor, other than those contemplated by the operating budget of the Company and its Subsidiaries;

(k) materially changed its accounting methodologies, practices, estimation techniques, assumptions and principles;

(l) hired, fired, demoted, or materially changed the responsibilities of any employee of the Company with an annual salary greater than $250,000;

(m) except as required by Law or the terms of any Employee Benefit Plan, (i) granted or provided any severance or termination payments or severance or termination benefits to any Service Provider (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by such individual, including without limitation pursuant to Code Sections 409A or 4999), (ii) accelerated the time of payment or vesting of, or the lapsing of restrictions with respect to, or funded or otherwise secured the payment of, any compensation or benefits to any Service Provider or (iii) except in the ordinary course of business, materially increased the compensation payable to any Service Provider;

(n) established, adopted, materially amended or terminated any Employee Benefit Plan or any plan, program, arrangement, policy or agreement that would be an Employee Benefit Plan if it were in existence on the date of this Agreement, except in each case, as required by Law or in the ordinary course of business consistent with past practices;

(o) sold, assigned, transferred or licensed any Company Intellectual Property other than licenses granted in the ordinary course of business in connection with the sale of Company Products;

(p) sold, assigned, transferred, granted any exclusive license with respect to, allowed to lapse or abandoned any Company Registered Intellectual Property or other Company Intellectual Property;

(q) recognized any new labor organization, union, or works council as the representative of the Company’s employees, or negotiated, entered into, amended, modified or terminated any collective bargaining agreement;

(r) been involved in or subject to any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

(s) entered into any binding agreement or commitment to do any of the foregoing (other than this Agreement).

Section 3.08 Legal Compliance; Permits.

(a) Except as set forth on Section 3.08(a) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all Laws applicable to them or the operation of their business. Except as set forth on Section 3.08(a) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice, Order or complaint from any Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it or the operation of its business.

(b) The Company and its Subsidiaries currently are, and during the five (5)-year period immediately preceding the date hereof have been, in compliance with all applicable Anti-Bribery and Anti-Corruption Laws in all jurisdictions. The Company and its Subsidiaries (including any of their officers, directors, employees, or to the Knowledge of the Company, agents or other Person acting on its behalf) have not during the five (5)-year period immediately preceding the date hereof, directly or indirectly, in each case in violation of Anti-Bribery and Anti-Corruption Laws used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses; made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value to any Person including but not limited to any foreign or domestic Government Official; made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage; or taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Anti-Bribery and Anti-Corruption Laws. During the five (5)-year period immediately preceding the date hereof, the Company and its Subsidiaries (including any of their officers, directors, employees or, to the Knowledge of the Company, other Person associated with or acting on its behalf) have not, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Bribery and Anti-Corruption Laws. There are no pending or, to the Company’s Knowledge, threatened claims in writing, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Bribery and Anti-Corruption Laws. The Company and its Subsidiaries have not during the five (5)-year period immediately preceding the date hereof received any allegation, whistleblower complaint, or conducted any investigation regarding noncompliance with the Anti-Bribery and Anti-Corruption Laws. The Company and its Subsidiaries have established and maintained a compliance program and sufficient internal controls and procedures reasonably designed to ensure compliance with the Anti-Bribery and Anti-Corruption Laws and there are no false, fictitious, or materially inaccurate entries in the Company’s or any its Subsidiaries’ books and records.

(c) Except as set forth on Section 3.08(c) of the Disclosure Schedule, the Company and its Subsidiaries (and their Affiliates (but not including limited partners (in their capacities as such) or portfolio companies of any such Person that is a venture, private equity or investment fund), officers, directors, employees, or to the Knowledge of the Company, agents, distributors, or other Persons acting on their behalf) have during the three (3)-year period immediately preceding the date hereof conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing, except as set forth on Section 3.08(c) of the Disclosure Schedule: (i) during the three (3)-year period immediately preceding the date hereof, the Company and its Subsidiaries have obtained and are in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to such Export and Import Approvals; (iii) there are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiaries’ export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; (iv) no approval from a Governmental Authority for the transfer of Export and Import Approvals to the Company or their Subsidiaries is required or cannot be obtained without material cost.

(d) Except as set forth on Section 3.08(d) of the Disclosure Schedule, neither the Company nor its Subsidiaries, nor any director, officer, employee, or, to the Knowledge of the Company, any agent or other person acting on behalf of the Company or its Subsidiaries, is currently the subject or target of any Sanctions nor are they owned fifty percent or more or effectively controlled as that term is applied by a U.S. sanctioning authority by any individual or entity that is currently the subject or target of any Sanctions, nor is located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (a “Sanctioned Country”), nor are they designated as a ‘specially designated national’, ‘blocked person’ or any other such term used in Sanctions to designate an individual or entity subject to Sanctions. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee, or, to the Knowledge of the Company, other person acting on behalf of the Company or any of its Subsidiaries, have knowingly engaged in during the three (3)-year period immediately preceding the date hereof, and are not now engaged in any dealings or transactions with any person, or with the property of any Person, that, at the time of the dealing or transaction, is or was the subject or target of Sanctions, or with any Sanctioned Country, in each case in violation of Sanctions.

(e) The Company and its Subsidiaries are in compliance with all material consent, license, permit, grant, approval, certificate, accreditation, filing or other authorization which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted and the ownership of the assets and property thereof (collectively, the “Permits”), each of which has been issued or granted to the Company or such Subsidiary and is in full force and effect, except for any failure to so comply or be in effect that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All Permits required for the conduct of the business of the Company and its Subsidiaries as currently conducted will continue in full force and effect immediately after giving effect to the transactions contemplated hereby, except where the failure of such Permits to so continue would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.09 Assets.

(a) Except for inventory that has been sold or otherwise disposed of by the Company and its Subsidiaries in the ordinary course of business since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the properties and assets used or held for use in the conduct of their business as currently conducted, including all the properties and assets reflected on the Most Recent Balance Sheet, free and clear of all Liens except (i) as set forth on Section 3.09(a) of the Disclosure Schedule, and (ii) Permitted Liens, which properties and assets constitute all of the properties and assets necessary and sufficient to conduct the business of the Company and its Subsidiaries as currently conducted.

(b) The buildings and structures of the Company and its Subsidiaries, the improvements constructed on the buildings, structures and equipment of the Company and its Subsidiaries (including all leasehold improvements), fixtures and equipment, and all other tangible personal property, are insured to the extent and in a manner customary in the industry, are structurally sound with no known material defects and are in good operating condition and repair, normal wear and tear excepted.

(c) Except as set forth on Section 3.09(c) of the Disclosure Schedule, the properties and assets of the Company and its Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted immediately prior to the Closing and conform, in all material respects, with applicable Laws.

(d) Since the date of the Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in all material respects in the ordinary course of business consistent with past practice. All such inventories are owned free and clear of all Liens other than Permitted Liens. Except as set forth on Section 3.09(d) of the Disclosure Schedule, the inventory recorded on the Most Recent Balance Sheet consists of, and the inventory of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices. Since the Balance Sheet Date, each of the Company and its Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any of its Subsidiaries has received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Neither the Company nor any of its Subsidiaries has any commitments to purchase inventory in excess of the aggregate inventory reserve amounts recorded in the Most Recent Balance Sheet.

Section 3.10 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns, or except as set forth on Section 3.10(a) of the Disclosure Schedule, has owned during the three (3)-year period immediately preceding the date hereof, any real property.

(b) Section 3.10(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of the names of the parties to each Lease. Seller has Made Available to Buyer a true and complete copy of each such Lease. Except as set forth on Section 3.10(b) of the Disclosure Schedule, the Company and its Subsidiaries have not subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease. With respect to each of the Leases: (A) the Company or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary party thereto and in full force and effect, in each case subject to proper authorization and execution of such Lease by the other party thereto and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles; and (B) to the Company’s Knowledge, neither the Company or the applicable Subsidiary party thereto, nor any other party thereto, is in material breach or material default under such Lease.

(c) Improvements. To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair, reasonable wear and tear excepted, and are in all material respects sufficient for the operation of the business of the Company and its Subsidiaries as presently conducted.

(d) Utilities. All Leased Real Property is supplied with utilities (including water, sewage, disposal, electricity, gas, telephone and internet access) and other services necessary for the operation of such Leased Real Property as currently operated, and there is no condition which could materially impede or prevent access from any Leased Real Property to such utility services.

Section 3.11 Tax Matters.

(a) Except as set forth on Section 3.11 of the Disclosure Schedule:

(i) The Company and its Subsidiaries have filed, or have caused to be filed, all material Tax Returns required to be filed by them, and all such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by the Company or any of its Subsidiaries have been paid.

(ii) The Company and each of its Subsidiaries have timely withheld with respect to their employees and other third parties all material Taxes, social security charges, Federal Insurance Contribution Act amounts and Federal Unemployment Tax Act amounts required to be withheld, and has timely paid over any such withheld Taxes to the appropriate Governmental Authority.

(iii) There is no audit, claim or Action pending or, threatened in writing against the Company or any of its Subsidiaries in respect of any material Taxes of the Company or such Subsidiary. There is no material Tax assessment or deficiency asserted against the Company or any of its Subsidiaries that has not been paid or settled. There are no Liens on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax other than Permitted Liens.

(iv) Neither the Company nor any of its Subsidiaries (i) since January 1, 2014 has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6, as a transferee or successor or by Contract (other than a Contract the primary purpose of which is not Taxes).

(v) During the three (3)-year period immediately preceding the date hereof, neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(vi) Neither the Company nor any of its Subsidiaries is nor has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither the Company nor any of its Subsidiaries has executed a waiver or consent extending any statute of limitations for the assessment or collection of any material Taxes other than in connection with a pending audit, claim or Action, which waiver or consent remains outstanding.

(viii) Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment in that country. Since January 1, 2014, no written claim has ever been made by a Governmental Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of applicable Law) executed or ruling obtained prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) election pursuant to Section 108(i) of the Code made prior to the Closing or (v) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Law) with respect to a transaction occurring since January 1, 2014 and prior to the Closing.

(x) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries has (A) engaged in any transaction undertaken to reduce the Company’s or any of the Subsidiaries’ liability under Section 965(a) of the Code, or (B) engaged in a transaction or agreed to make any payment governed by Section 267A of the Code.

(xi) To the Knowledge of the Company, the Company and its Subsidiaries have no material liability for the payment of any amounts as a result of the application of any escheat or unclaimed property laws.

(b) The Company has filed a valid election pursuant to Treas. Reg. Sec. 301.7701-3 to be treated as a corporation for U.S. federal (and applicable State) income tax purposes.

(c) The transactions contemplated by this Agreement with respect to the Subordinated Note, including its cancellation at or immediately after the Closing, will not give rise to taxable income to the Company or its Subsidiaries from discharge of indebtedness within the meaning of Section 108 of the Code (or any similar provision of applicable Law) or otherwise.

(d) No representation is made in this Agreement with respect to the amount, sufficiency or usability of any net operating losses, capital loss, Tax basis or other Tax attribute.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule identifies (i) each patent and registration of Intellectual Property Rights owned by or filed or registered in the name of the Company or any of its Subsidiaries (including any Internet domain name registered to the Company or any of its Subsidiaries) and (ii) each pending patent application and application for registration of Intellectual Property Rights owned by or filed or registered in the name of the Company or any of its Subsidiaries, including, in each case, the current owner and, the jurisdiction in which each item has been registered or filed and the applicable registration, application or serial number or similar identifier, the filing date, and applicable issuance, registration or grant date (clauses (i) and (ii), collectively, the “Company Registered Intellectual Property” and, together with all other Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”). With respect to each item of Company Registered Intellectual Property: (1) all necessary registration, maintenance and renewal fees and taxes due and owing have been paid, and all necessary documents and certificates have been filed with the USPTO, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights, in each case other than as would not be material to the Company and its Subsidiaries, taken as a whole; (2) each such item is currently in compliance in all material respects with formal legal requirements (including payment of filing fees); and (3) each such item is not subject to any late unpaid registration, maintenance or renewal fees.

(b) Section 3.12(b) of Disclosure Schedule contains a complete and accurate list (by name and version number) of all proprietary products and services (i) currently supported, sold, offered, licensed, or otherwise distributed or provided by the Company or any of its Subsidiaries to third parties and (ii) which the Company or any of its Subsidiaries intends to make commercially available in the twelve (12) month period following the date hereof, including any products or service offerings under development by Company (collectively, with any products and services previously supported, sold, offered, licensed, or otherwise distributed or provided by the Company or any of its Subsidiaries to third parties, and still under warranty, “Company Products”).

(c) Section 3.12(c) of the Disclosure Schedule contains a complete and accurate list of each Contract (i) pursuant to which the Company or any of its Subsidiaries has granted to any third party, any rights under with respect to any Intellectual Property Rights or Company Products, excluding non-exclusive licenses granted to customers in the ordinary course of business and excluding contracts primarily for the provision of services to the Company or any of its Subsidiaries in which the any licenses to Intellectual Property Rights granted in such contract are non-exclusive licenses that are merely incidental to the transaction contemplated in such contract, or (ii) pursuant to which a third party has granted to the Company or any of its Subsidiaries, any rights under or with respect to any Intellectual Property Rights or Technology, excluding any agreements for commercially available “off-the-shelf” software licenses under which software is licensed to the Company or any of its Subsidiaries, and with respect to which the payment by the Company or any of its Subsidiaries, as applicable, did not exceed $250,000 during the last twelve (12) months (collectively, “Company IP Agreements”).

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedule, to the Knowledge of the Company, all patents, registered trademarks or service marks and registered copyrights included in the Company Registered Intellectual Property are valid and enforceable. Except as set forth on Section 3.12(d) of the Disclosure Schedule, the Company and its Subsidiaries own exclusively, free and clear of all Liens, other than Permitted Liens, all Company Intellectual Property, including all Intellectual Property Rights developed by employees or contractors of the Company and its Subsidiaries within the scope of their employment or engagement by the Company and its Subsidiaries. Except as set forth on Section 3.12(d) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, the Company and its Subsidiaries have not received any written notice or claim challenging the ownership, use, validity or enforceability, or registrability of any Company Intellectual Property. Except as set forth on Section 3.12(d) of the Disclosure Schedule, there is not pending, and during the three (3)-year period immediately preceding the date hereof there has not been, any Action challenging the use, ownership, validity, enforceability or registerability of any Company Intellectual Property, nor does the Company have Knowledge of any reasonable basis therefor. Except as set forth on Section 3.12(d) of the Disclosure Schedule, no item of Company Intellectual Property is subject to any Action or outstanding order or settlement agreement or stipulation in litigation that materially restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or may materially affect the validity, use, ownership, registrability or enforceability of such Company Intellectual Property.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, to the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have a right to use (without regard to any action taken by or at the direction of Buyer or any business plan of Buyer), all of the Intellectual Property Rights used in or necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(f) Except as set forth on Section 3.12(f) of the Disclosure Schedule, neither (i) the operation of the business of the Company and its Subsidiaries, nor (ii) the use, sale, import, export, and manufacture of the Company Products (A) has infringed, misappropriated, violated, or otherwise conflicted with, and as presently conducted does not infringe, misappropriate, violate, or otherwise conflict with any Intellectual Property Rights of any other Person, and, to the Knowledge of the Company, such conduct will not constitute infringement, misappropriation, violation of, or conflict with the Intellectual Property Rights of any Person when conducted by Buyer in substantially the same manner following the Closing, and (B) has not constituted and does not constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth on Section 3.12(f) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, the Company and its Subsidiaries have not received any written notice or claim asserting that any such infringement, misappropriation, violation, or other conflict has or may have occurred, or demanding or offering, except upon request by the Company or any of its Subsidiaries, to license to the Company or any of its Subsidiaries any Intellectual Property Rights.

(g) To the Knowledge of the Company, no Person is currently infringing upon, misappropriating, violating or otherwise conflicting with any Company Intellectual Property. Except as set forth on Section 3.12(g) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, the Company and its Subsidiaries have not sent any material written notice or claim, or commenced any Action, asserting that any such infringement, misappropriation, violation, or other conflict has or may have occurred.

(h) Except as set forth on Section 3.12(h) of the Disclosure Schedule, the Company and each of its Subsidiaries have and, for the three (3) year period immediately preceding the date hereof or, to the extent material to the Company and its Subsidiaries, taken as a whole, prior thereto, have had, a practice requiring each current and former employee, and each current and former consultant who has made material contributions to the development of any Company Product or material Company Intellectual Property, to execute an agreement containing provisions that provide for (i) the non-disclosure by such Person of any of the Company’s or any of its Subsidiaries’ confidential information, and (ii) the assignment by such Person to the Company or any of its Subsidiaries of all Intellectual Property Rights arising out of such Person’s employment or engagement by, or contract with, the Company or any of its Subsidiaries, to the extent permitted by applicable Law, the current template for which has been provided to Buyer, and each current employee and consultant who began working for the Company or any of its Subsidiaries has executed such an agreement. Except as set forth on Section 3.12(h) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, or, to the extent material to the Company and its Subsidiaries taken as a whole, prior thereto, to the Knowledge of the Company, no employee or consultant made any assertions with respect to any alleged ownership or rights to any Company Intellectual Property. To the Knowledge of the Company, (A) none of the employees’ or consultants’ work for the Company has been in any way performed in breach of such employees’ or consultants’ obligations to any Person for which such Person could have legal recourse, including any confidentiality or Intellectual Property Rights transfer obligations, and (B) there is no reasonable basis for any other Person to claim rights to any Company Intellectual Property as work for hire or otherwise in connection with any work done by an employee or consultant for such Person at any time.

(i) Section 3.12(i) of the Disclosure Schedule contains a complete and accurate list of each Contract with a “single-source” or “sole-source” supplier, or pursuant to which the Company purchases Third Party Components that cannot be readily replaced with Third Party Components from an alternate source, in each case, excluding Contacts under which the Company and its Subsidiaries made ten percent (10%) or less of their aggregate expenditures during the last fiscal year, none of which are material to the Company or its Subsidiaries, taken as a whole, including (i) any such Contract pursuant to which the Company has committed to purchase Third Party Components solely from a particular Person, or to purchase a minimum volume of Third Party Components from a particular Person prior to purchasing from any other Person, and (ii) any such Contract with a Person who is the only supplier capable of meeting the requirements for, or otherwise, supplying a particular Third Party Component.

(j) The Company and its Subsidiaries have taken sufficient steps, including by implementing and enforcing commercially reasonable policies, designed to (i) identify Open Source Software used by the Company or otherwise included in the Company Products, and (ii) regulate the use, modification, and distribution of Open Source Software in connection with its business and the Company Products, in compliance with the applicable licenses. Except as set forth on Section 3.12(i) of the Disclosure Schedule, neither the Company nor any of its

Subsidiaries has used Open Source Software in any manner that would, with respect to any Company Product, (A) require its disclosure or distribution in source code form, (B) require the licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, (D) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (E) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries with respect to its use or distribution. To the extent that that the Company includes any Open Source Software in any Company Product, it does so in compliance in all material respects with the terms of the applicable license for such Open Source Software.

(k) Except as set forth on Section 3.12(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any escrow agent or other Person, or agreed to disclose, deliver or license to any escrow agent or other Person, or, to its Knowledge, permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees and contractors under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to the Company or any Subsidiary thereof. None of the Company or any its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other Person, including as a result of the consummation of this Agreement.

(l) To the Knowledge of the Company, all Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, data corruption or erasure (collectively, “Contaminants”).

(m) Except as set forth on Section 3.12(m) of the Disclosure Schedule, no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Company Product or Company Intellectual Property.

(n) Except as set forth on Section 3.12(n) of the Disclosure Schedule, the Company is neither committed to, nor is it obligated or bound to license any current or future Company Intellectual Property under any “RAND”, “FRAND”, or similar terms.

(o) Except as set forth on Section 3.12(o) of the Disclosure Schedule, following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Buyer on materially the same terms as prior to the Closing. Except as set forth on Section 3.12(o) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in: (i) a loss of, or encumbrance on, any Company Intellectual Property or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product; or (ii) the grant, assignment or transfer to any other Person of any material license or other material right or interest in, under, or with respect to, any Intellectual Property Rights owned by Buyer or any of its Affiliates as of Closing (other than the Company Intellectual Property).

(p) The Company and its Subsidiaries have used commercially reasonable efforts to maintain, protect and preserve the confidentiality of its trade secrets and confidential information, and of any trade secrets or confidential information provided to the Company or any of its Subsidiaries by any other Person. To the Knowledge of the Company, during the three (3)-year period immediately preceding the date hereof, or, to the extent material to the Company and its Subsidiaries taken as a whole, prior thereto, there has been no unauthorized disclosure to or access by any Person of any such confidential information or trade secrets.

(q) The Company has complied in all material respects with its internal and external privacy policies in connection with any collection, use, or disclosure by the Company of any personally identifiable information, customer data, or other sensitive data. The transactions contemplated by this Agreement are not in material breach of applicable privacy Laws or the internal or external privacy policies of the Company. There is no complaint to or Action pending or, to the Knowledge of the Company, threatened against the Company by any Governmental Authority, or by any Person in respect of the collection, use or disclosure of personally identifiable information by any Person in connection with the Company or its business. The Company has taken commercially reasonable steps to protect the security of any personally identifiable information, customer data, or other sensitive collected by the Company against unauthorized access, modification, or disclosure or other material misuse.

(r) The Company and its Subsidiaries have taken commercially reasonable steps to protect the IT systems used by the Company from unauthorized access and Contaminants. The Company and its Subsidiaries have and maintain commercially reasonable disaster recovery and security plans. Except as set forth on Section 3.12(r) of the Disclosure Schedule, to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any IT systems used by the Company which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or which required notification to individuals whose information was affected by such intrusions or breaches of security.

Section 3.13 Contracts and Commitments.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party (other than purchase orders, statements of work and similar agreements and other than Employee Benefit Plans or International Plans listed or required to be listed on Section 3.17 of the Disclosure Schedule):

(i) any employment or consulting Contract with any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries providing for base compensation in excess of $250,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days and without liability to the Company;

(ii) collective bargaining Contract with any union, works council or labor organization that represents employees of the Company;

(iii) any contract with a Top Customer or Top Supplier;

(iv) any contract pursuant to which the Company or any Subsidiary has been appointed as a partner, seller, reseller, distributor, developer, original equipment manufacturer, marketer, agent, sales representative or manufacturing representative that provides for annual payments to the Company and its Subsidiaries in excess of $1,500,000;

(v) any contract pursuant to which the Company or any Subsidiary has appointed another party as a partner, seller, reseller, distributor, developer, original equipment manufacturer, marketer, agent, sales representative or manufacturing representative, including any Contract pursuant to which another party sells any Company Products, that provides for annual payments by the Company and its Subsidiaries in excess of $1,500,000;

(vi) any contract pursuant to which another party performs any manufacturing services, support services, or product logistics, for the Company, including any services for the manufacture or support of any Company Products, or any component parts thereof, that provides for annual payments by the Company and its Subsidiaries in excess of $3,000,000;

(vii) any contract pursuant to which the Company or any Subsidiary is bound to or has committed to (A) provide any Company Product to any other Person on a most favored nation basis or similar terms or (B) grant any right of first refusal or first negotiation or similar right;

(viii) any contract (A) specifically listed in Section 3.12(c) of the Disclosure Schedule; (B) set forth in or required to be set forth in Section 3.12(d) of the Disclosure Schedule; (C) set forth in or required to be set forth in Section 3.12(i) of the Disclosure Schedule; or (D) set forth in or required to be set forth in Section 3.12(k) of the Disclosure Schedule;

(ix) any contract providing for the development of any material Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than any contracts with employees or consultants as described in Section 3.12(h);

(x) any contract imposing any restriction on the right or ability of the Company or any Subsidiary (or that would purport to limit the freedom of Buyer or any of its Affiliates) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its Technology, including Company Products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market (including any covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party);

(xi) any lease or similar Contract under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any case which has future liability to the Company and its Subsidiaries in excess of $150,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $150,000;

(xii) any Contract relating to Indebtedness of the Company or any of its Subsidiaries (other than agreements solely among the Company and/or its Subsidiaries, related-party guarantees among the Company and/or its Subsidiaries, endorsements for the purpose of collection, purchases of equipment or materials made under conditional sales contracts, or surety bonds or similar instruments, in each case in the ordinary course of business, but including letters of credit, whether or not drawn);

(xiii) any partnership or joint venture agreement;

(xiv) Contract relating to any completed material business acquisition by the Company or any of its Subsidiaries either during the three (3)-year period immediately preceding the date hereof or pursuant to which the Company or its Subsidiaries have material future obligations (whether absolute or contingent);

(xv) Contract for capital expenditures or the acquisition of fixed assets requiring a payment by the Company or one of its Subsidiaries in excess of $250,000 following the date hereof;

(xvi) any Contract with a Governmental Authority or a prime contractor thereof (it being acknowledged and agreed that Seller shall not be required to list on Section 3.13(a) of the Disclosure Schedule or make available to Buyer any such Contract of which none of the existence, summary or any terms thereof is permitted to be disclosed under applicable Law);

(xvii) any Contract (including settlement agreements) pursuant to which the Company or any Subsidiary or any of its or their respective Affiliates has agreed to settle, waive or otherwise compromise any pending or threatened Action and under which the Company or any Subsidiary has any continuing monetary obligations in excess of $250,000 or which otherwise restricts the Company or any of its Subsidiaries from freely conducting business;

(xviii) any sales, distribution, servicing or similar agreement for the sale by the Company and its Subsidiaries of goods or services that provides for annual payments to the Company and its Subsidiaries in excess of $3,000,000; or

(xix) any agreement for the purchase by the Company and its Subsidiaries of goods or services that provides for annual payments by the Company and its Subsidiaries in excess of $3,000,000.

(b) Seller has Made Available for inspection by Buyer a true and correct copy of each contract, lease, license, instrument or other agreement listed or required to be listed on Section 3.13(a) of the Disclosure Schedule (together with Employee Benefit Plans or International Plans listed or required to be listed on Section 3.17 of the Disclosure Schedule, collectively, the “Material Contracts”). Except as disclosed on Section 3.13(b) of the Disclosure Schedule, the Company or the applicable Subsidiary party thereto, and, to the Knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract is enforceable against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles. Except as disclosed on Section 3.13(b) of the Disclosure Schedule, to the Knowledge of the Company, no event has occurred that with or without the lapse of time, or the giving of notice, or both, would constitute a material breach or violation of, or material default under, any such Material Contract. Except as disclosed on Section 3.13(b) of the Disclosure Schedule, no other party to any Material Contract has given notice to the Company or any Subsidiary that the Company or any Subsidiary is in material breach or material violation of, or material default under, any such Material Contract, nor that such party intends to breach, violate, commit a default under, terminate or not renew, or materially change the terms of, any such Material Contract.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedule lists each insurance policy maintained by Seller, the Company and its Subsidiaries with respect to the properties, assets, business, operations and employees of the Company and its Subsidiaries. The Company and its Subsidiaries are not in default in any material respect regarding its obligations under any of such insurance policies, and all premiums with respect thereto have been paid to the extent due. There are no claims by the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened under any of such insurance policies as to which coverage has been denied by the underwriters of such policies. The Company and its Subsidiaries have not received written or, to the Company’s Knowledge oral, notice of termination or material reduction of coverage with respect to any of such insurance policies.

Section 3.15 Litigation. Except as set forth on Section 3.15 of the Disclosure Schedule, there is no, and during the three (3)-year period immediately preceding the date hereof there has been no, Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors (including any such Action relating to any Company Product or any packaging or advertising related thereto) nor is there any presently existing facts or circumstances that would constitute a reasonable basis therefor or for any present or future claim against the Company or any of its Subsidiaries, in each case, whether or not fully covered by insurance, for material liability, including on account of negligence or product liability or on account of any warranties (express or implied) in connection with any Company Products, or for any replacement, repair or redelivery with respect thereto. Except as set forth on Section 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors, is subject to any material outstanding Order of any court or other Governmental Authority.

Section 3.16 Labor Matters.

(a) Section 3.16(a)(1) of the Disclosure Schedule sets forth a true, correct and complete list of all current employees of the Company as of June 30, 2018, and correctly reflects: (i) their names, their manager’s name and dates of hire, (ii) their position, full-time or part-time status, including each employee’s treatment by the Company as either exempt or non-exempt from the overtime requirements under any Applicable Law, (iii) their monthly base salary or hourly wage rate, as applicable, (iv) any other compensation payable to them including compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements (including both commission amounts paid during the current fiscal year and earned but unpaid commissions), (v) for each non-U.S. employee, the country of employment, and (vi) with respect to any employees on a leave of absence, the type of leave, date leave commenced, and expected date of return. Section 3.16(a)(2) of the Disclosure Schedule sets forth a true, correct and complete list of the name, anticipated start date, compensation details (including base salary, bonus entitlement, and commission and work location, of any person who, as of the Agreement Date, has accepted an offer of employment made by the Company but whose employment has not yet started as of such date.

(b) Except as would not result in material liability, for the past three (3) years, all current and former individual independent contractors have been properly classified as independent contractors and all such person’s agreements contain provisions which state that no employer-employee relationship exists between such persons and the Company or any of its Subsidiaries. The Company does not have and during the three (3)-year period immediately preceding the date hereof has not had any material Liability with respect to any misclassification of any current or former individual independent contractor engaged by the Company and its Subsidiaries, nor is there any reasonable basis on which it is likely to incur any such material Liability.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, the Company and its Subsidiaries are not party to any collective bargaining agreement with respect to employees of the Company and its Subsidiaries. To the Knowledge of the Company, there are no and during the three (3)-year period immediately preceding the date hereof there have been no union organizing activities among the employees of the Company and its Subsidiaries. Except as set forth on Section 3.16(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened unfair labor practice complaint or other labor or employment-related Action before the National Labor Relations Board or any other Governmental Authority against the Company or any of its Subsidiaries. Except as set forth on Section 3.16(c) of the Disclosure Schedule, during the three (3)-year period immediately preceding the date hereof, there has been no work stoppage, strike or other material labor dispute by or with employees of the Company and its Subsidiaries (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened. Except as set forth on Section 3.16(c) of the Disclosure Schedule, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to them relating to the employment of labor, termination of employment, enforcement of labor laws, discrimination in employment, sexual harassment and other harassment, terms and conditions of employment, notice to employees regarding employment terms, worker classification (including the proper classification of workers as independent contractors), engagement of contractors (including catering, security and cleaning services), wages, pay slips, hours of work, overtime hours, meal and rest periods, working during rest days, employee leave laws, occupational safety and health and employment practices, and immigration. Except as set forth on Section 3.16(c) of the Disclosure Schedule, there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its current or former employees or individual independent contractors, which controversies have or would reasonably be expected to result in a material litigation, arbitration, administrative hearing or claim, investigation, or other legal proceeding. The Company does not have any material liability with respect to any misclassification of: (i) any employee leased from another employer or (ii) any employee currently or formerly classified as exempt from overtime wages during the three (3)-year period immediately preceding the date hereof. The Company has withheld all amounts required by applicable Laws or by contract to be withheld from the wages, salaries, and other payments to employees. Except as set forth on Section 3.16(c) of the Disclosure Schedule and except as would not result in material Liability, the Company and its Subsidiaries have paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, and other compensation that has become due and payable to or on behalf of such employees and contractors.

(d) The Company is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local law. In the three (3) years prior to the Agreement Date, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any analogous state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any analogous state or local law) affecting any site of employment or facility of the Company, and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

Section 3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list of each material Employee Benefit Plan including without limitation each material International Plan, other than any Employee Benefit Plan sponsored or administered by a Governmental Authority or any offer letters and employment agreements that may be terminated without any advance notice to the Service Provider or any Liability to the Company or any of its Subsidiaries or ERISA Affiliates other than with respect to any International Employee Plans, any minimum Liability for severance statutorily required under applicable Law.

(b) No Person who is ineligible to participate in an Employee Benefit Plan is a participant in such Employee Benefit Plan. Neither the Company, any Subsidiary nor any ERISA Affiliate has made any commitment to establish any new Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code of that provides retiree medical or life insurance benefits, modify any such Employee Benefit Plan, or enter into any such Employee Benefit Plan.

(c) Seller has Made Available to Buyer (i) correct and complete copies of the current document embodying each Employee Benefit Plan including all amendments thereto and the current related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan, (iii) if the Employee Benefit Plan is funded or required to be funded, the most recent annual and periodic accounting of Employee Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan, (v) all material written agreements and contracts relating to each Employee Benefit Plan, including existing administrative service agreements and group or other insurance contracts, (vi) all material, non-routine correspondence and/or notifications in the three year period preceding the date of this Agreement to or from any governmental agency relating to any Employee Benefit Plan, (vii) the current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan, (viii) all applicable discrimination tests for each Employee Benefit Plan for the three most recent plan years, and (ix) the most recent United States Internal Revenue Service or equivalent non-U.S. Tax authority determination, opinion, notification or advisory letters issued with respect to each Employee Benefit Plan intended to be Tax-qualified. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this Error! Reference source not found., which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Employee Benefit Plan or in such a manner as to provide materially increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Knowledge of the Company, no verbal promises or representations have been made to any Servicer Provider to materially increase their compensation or to continue their employment or other service for any specific duration.

(d) Except as set forth on Section 3.17(d) of the Disclosure Schedule, the Company and its ERISA Affiliates have in all material respects performed all obligations required to be performed by them under, and are in compliance in all material respects with, the requirements prescribed by any and all applicable statutory or regulatory Laws, are not in material default or violation of, and the Company and each Subsidiary has no Knowledge of any default or violation by any other party to, any Employee Benefit Plan, and each Employee Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and the applicable requirements of ERISA, the Code and other applicable Law. Each material International Plan complies in all material respects the applicable requirements of Law and, except as set forth on Section 3.17(d) of the Disclosure Schedule, each International Plan that is required to be funded is funded in all material respects in accordance with the requirements of applicable Law and the terms of such International Plan.

(e) Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service, and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status.

(f) Except as set forth on Section 3.17(f) of the Disclosure Schedule, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the United States Internal Revenue Service, United States Department of Labor, or any other Governmental Authority with respect to any Employee Benefit Plan. None of the Company, any of its Subsidiaries or ERISA Affiliates is subject to any penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of the Subsidiaries and ERISA Affiliates have timely made in all material respects all contributions and other payments required by and due under the terms of each Employee Benefit Plan and applicable Law. No Action with respect to the administration or the investment of the assets of any Employee Benefit Plan or International Plan (other than routine claims for benefits) is pending.

(g) Except as set forth on Section 3.17(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Service Provider, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any payments or benefits otherwise payable or to the provided by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code. Each Employee Benefit Plan and any other agreement or arrangement to which an ERISA Affiliate of the Company or its Subsidiaries is a party for the benefit of or that relates to any Service Provider, in each case that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code, or any state law equivalent), has been maintained and administered in compliance in all material respects with Section 409A of the Code and Treasury Regulations and guidance thereunder.

(h) Except as set forth on Section 3.17(h) of the Disclosure Schedule, no payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Service Provider for excise Taxes paid pursuant to Section 4999 of the Code.

(i) No Employee Benefit Plan is subject to Title IV of ERISA, none of the Company or its Subsidiaries or ERISA Affiliates has at any time during current year through the date hereof or any of the previous six (6) Taxable years of the Company or its Subsidiaries maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, and none of the Company or its Subsidiaries has incurred nor reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, Part 3 Subtitle B of Title I of ERISA, or Section 412 of the Code with respect to such Employee Benefit Plan or on account of any ERISA Affiliate.

(j) Except as set forth on Section 3.17(j) of the Disclosure Schedules, no Employee Benefit Plan that provides health or other welfare benefits, excluding any International Benefit Plan, is self-insured. At no time during current year through the date hereof or any of the previous six (6) Taxable years of the Company or its Subsidiaries has the Company or any of its Subsidiaries or ERISA Affiliates contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) on behalf or for the benefit of any Service Providers in connection with their service to the Company or its Subsidiaries. None of the Company nor any of its Subsidiaries or ERISA Affiliates has during current year through the date hereof or any of the previous six (6) Taxable years of the Company or its Subsidiaries maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA) on behalf or for the benefit of any Service Providers in connection with their service to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has or would reasonably expect to have any liability with respect to such plans.

(k) Each International Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Plan. Except as required by Law, each International Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms.

(l) Except as set forth on Section 3.17(l) of the Disclosure Schedule, no Employee Benefit Plan provides, or reflects or represents any liability to provide, retiree, post-employment or post-termination health, life insurance, or other welfare benefits, other than health continuation coverage pursuant to Section 4980B of the Code or other similar applicable Law, and neither the Company nor any of its Subsidiaries has promised or committed to any Service Provider (either individually or as a group) or any other person that such Person would be provided with such retiree, post-employment or post-termination health, life insurance, or other welfare benefits, except to the extent required by statute or other applicable Law.

Section 3.18 Environmental Matters. Except as set forth on Section 3.18 of the Disclosure Schedule:

(a) The Company and its Subsidiaries are, and during the three (3)-year period immediately preceding the date hereof have been, in compliance in all material respects with all Environmental Laws, and possess and are in compliance in all material respects with all material Permits required pursuant to applicable Environmental Laws for the occupation of the Leased Real Property and the conduct of the business of the Company and its Subsidiaries as currently operated.

(b) (i) The Company and its Subsidiaries have not received any written notice regarding any actual or alleged material violations of Environmental Laws by the Company or any of its Subsidiaries, the subject of which is unresolved, and (ii) no Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of any Environmental Laws, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has: (i) manufactured, distributed, transported or exposed any Person to any Hazardous Materials or (ii) disposed of, arranged for the disposal of, or released any Hazardous Materials on, at or under any property, including the Leased Real Property in quantities or concentrations that require remediation by the Company or any of its Subsidiaries pursuant to applicable Environmental Laws, which, in the case of (i) or (ii) above, would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries under Environmental Laws.

(d) Neither the Company nor any of its Subsidiaries is subject to any judgement, order or decree of any Governmental Authority under applicable Environmental Laws, which would reasonably be expected to result in a material liability of the Company.

(e) Neither the Company nor any Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities of any other Person arising under Environmental Law or relating to Hazardous Materials.

(f) Seller has Made Available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or reasonable control relating to the Company, the business or any of the Company’s current or former facilities.

Section 3.19 Affiliate Transactions. Except as set forth on Section 3.19 of the Disclosure Schedule, no Affiliate of the Company (excluding its Subsidiaries and excluding portfolio companies or limited partners (in their capacities as such) of any such Person that is a venture, private equity or investment fund), no Member of the Company (or any of the direct or indirect members, stockholders, partners or other investors thereof or therein, but excluding portfolio companies or limited partners (in their capacities as such) of any such Person that is a venture, private equity or investment fund) and no officer, director or Key Employee (nor, to the Knowledge of the Company, any other Service Provider, Affiliate (excluding portfolio companies or limited partners (in their capacities as such) of any such Person that is a venture, private equity or investment fund) or family member of any of the foregoing), (a) is a party to any material agreement with the Company or any of its Subsidiaries or has any material interest in any material property (real, personal or mixed, tangible or intangible) of the Company or any of its Subsidiaries, in each case other than employment or incentive-related agreements or arrangements with Service Providers in the ordinary course of business, (b) has any interest in any Person which furnishes or sells services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell or (c) has any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services; provided, however, that passive ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.19.

Section 3.20 Customers and Suppliers. Section 3.20 of the Disclosure Schedule sets forth a list of the ten (10) largest customers (the “Top Customers”) and the ten (10) largest suppliers (the “Top Suppliers”) of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during both the fiscal year ended December 31, 2017 and as of the date of the Most Recent Balance Sheet (determined, in the case of customers, by the amount of revenues recognized by the Company and its Subsidiaries, collectively, and, in the case of suppliers, by the dollar amount of payments made by the Company and its Subsidiaries, collectively). Except as set forth on Section 3.20 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, no such Top Customer or Top Supplier has (i) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any significant adverse manner the material terms on which such Top Customer or Top Supplier conducts business with the Company or any of its Subsidiaries, or (ii) notified the Company or its Subsidiaries in writing, or the Company’s Knowledge, orally that it intends to terminate or materially reduce its business with the Company or any of its Subsidiaries or change in any adverse manner the terms on which such Top Customer or Top Supplier conducts business with the Company or any of its Subsidiaries, in each case other than in connection with non-affirmative expirations of existing contracts in accordance with their terms. Neither the Company nor any Subsidiary has given any notice to any such Top Customer or Top Supplier of any plans to terminate or not renew its existing contract or agreement with such Person, to materially change any of the terms thereof, or to stop or materially change the amount of business done with any such Person.

Section 3.21 Product Defects, Warranties and Returns.

(a) Section 3.21(a) of the Disclosure Schedule sets forth the Company’s current (as of the date hereof) lists of known product defects maintained by its development or quality control groups with respect to the Company Products that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for intended purpose of such Company Products. None of the Company or any of its Subsidiaries is required to recall any Company Products.

(b) All Company Products have been provided in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and specifications, other representations and warranties communicated by the Company or any of its Subsidiaries to its customers, and have been provided in conformity in all material respects with all applicable Law, including required or customary safety certifications and required warnings, which warnings are in accordance with reasonable industry practice. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Company Products.

(c) All necessary reserves for returns of Company Products by customers, whether retailers, distributors or other channel partners, are properly recorded in all material respects in the Most Recent Financial Statements and will be properly reflected in all material respects in the Closing Balance Sheet.

(d) To the Knowledge of the Company, neither the Company (nor Buyer as successor in interest to the Company) or any of its Subsidiaries has been during the three (3)-year period immediately preceding the date hereof or will be exposed to material, adverse financial consequences in connection with Company Products sold prior to the Closing (other than with respect to contractual rights of return for which the Company and its Subsidiaries have properly recorded reserves).

Section 3.22 Complete Copies of Materials. Seller has Made Available true, correct and complete copies of each document that has been listed or is required to be listed on the Disclosure Schedule.Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution: (a) the name and address of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller and Lender to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Seller and Lender as follows:

Section 4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Authorization of Transaction; Binding Effect.

(a) Buyer has full corporate or other organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other documents contemplated hereby to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action.

(b) This Agreement and the other documents contemplated hereby to which Buyer is a party have been or will be duly executed and delivered by Buyer and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.03 Noncontravention. Neither the authorization, execution, delivery or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will conflict with, or result in any violation or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, or a right of termination, notice, cancellation, modification or acceleration or any obligation or loss of any benefit under (i) any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer, (ii) assuming compliance by Seller with Section 3.03, any Law or other restriction of any Governmental Authority to which Buyer is subject or (iii) any contract to which Buyer is a party or by which its assets are bound, in each case in a manner such as would prevent or materially delay Buyer from satisfying its obligations under this Agreement or any other agreement contemplated hereby. Except for the applicable requirements of the HSR Act or any applicable Foreign Competition Laws, neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority.

Section 4.04 Capitalization; Subsidiaries. The authorized capital stock of Buyer consists of 500,000,000 shares of Buyer Common Stock and 25,000,000 shares of Buyer Preferred Stock. As of the close of business on July 20, 2018, (i) 152,990,398 shares of Buyer Common Stock were issued and outstanding (excluding treasury shares), (ii) no shares of Buyer Common Stock were held by Buyer in its treasury, (iii) no shares of Buyer Preferred Stock were issued and outstanding (excluding treasury shares), (iv) no shares of Buyer Preferred Stock were held by Buyer in its treasury, and (v) 24,039,952 shares of Buyer Common Stock were reserved for issuance pursuant to any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Buyer in effect as of the date hereof (of which 1,117,785 shares were subject to outstanding options to purchase shares of Buyer Common Stock, 7,597,662 shares were subject to outstanding restricted stock unit awards in respect of shares of Buyer Common Stock, and 1,225,451 shares were subject to outstanding performance stock units granted in respect of shares of Buyer Common Stock). All outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any Law to which Buyer is subject, the certificate of incorporation or bylaws (or similar organizational documents) of Buyer or any contract, agreement or arrangement to which Buyer is a party or is otherwise bound. No shares of capital stock of Buyer are owned by any Subsidiary of Buyer. Except as set forth above in this Section 4.04, as of the close of business on July 20, 2018, other than the Buyer’s 2007 Employee Stock Purchase Plan, there are (A) no securities of Buyer convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of Buyer, (B) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other contracts or commitments that could require Buyer to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (C) no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Buyer, and (D) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of Buyer. There are no stockholder agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Buyer.

Section 4.05 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or Lender could become liable or obligated (in their capacities as such).

Section 4.06 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer before or by any Governmental Authority, which would adversely affect Buyer’s ability to satisfy its obligations under this Agreement and the other agreements contemplated hereby in any material respect.

Section 4.07 Financing. Concurrently with the execution hereof, Buyer has delivered to Seller and Lender a complete and correct copy of the executed debt commitment letters and related term sheets (the “Debt Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 6.09(c)) from the Financing Sources pursuant to which, and subject to the terms and conditions of which, the Financing Sources have committed to provide loans in the amounts described therein, the proceeds of which shall be used to consummate the transactions contemplated hereby to be consummated by Buyer (the “Debt Financing”). Each of the Debt Financing Commitments is a legal, valid and binding obligation of Buyer (except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement or creditors’ rights generally or by general principles of equity), and to the knowledge of Buyer, the other parties thereto. Each of the Debt Financing Commitments is in full force and effect, and none of the Debt Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated, except, in each case, (i) for amendments to add additional Financing Sources thereto, (ii) any amendments or modifications to effectuate any “market flex” terms pursuant to the terms of any fee letters, and (iii) as otherwise permitted in accordance with Section 6.09(b) and Section 6.09(c). Buyer is not in breach of any of the terms or conditions set forth in any of the Debt Financing Commitments, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein, in each case, on the part of Buyer. No Financing Source has notified Buyer of its intention to terminate any of the Debt Financing Commitments or not to provide the Debt Financing. Buyer has paid in full any and all commitment or other fees required by the Debt Financing Commitments that are due as of the date hereof. Except for fee letters with respect to fees and related arrangements with respect to the Debt Financing Commitments (which have been provided to Seller and Lender in customarily redacted form), there are no side letters, understandings or other agreements or arrangements relating to the Debt Financing to which Buyer or any of its Affiliates are a party. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth in this Agreement or the Debt Financing Commitments or the fee letters in connection with such Debt Financing Commitments or the payment of fees payable pursuant to the fee letters with respect to the Debt Financing Commitments. Subject to Seller’s and Lender’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Buyer has no reason to believe that it shall not be able to satisfy on a timely basis any conditions to the funding of the full amount of the Debt Financing, and Buyer will have at the Closing the financial capability and all sufficient unrestricted cash on hand to pay all obligations of Buyer hereunder, including (a) the Closing

Consideration plus the amounts set forth on the Indebtedness Payoff Schedule and amounts owing related to any unpaid Company Transaction Expenses, and (b) all of the fees and expenses of Buyer related to the transactions contemplated by this Agreement. In no event shall the receipt by, or the availability of any funds or financing to, the Company or Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.

Section 4.08 Solvency. Assuming (i) the Company and each of its Subsidiaries is Solvent as of immediately prior to the Closing and (ii) the accuracy of the representations and warranties of the Company and its Subsidiaries set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects, and all knowledge, materiality or “Material Adverse Effect” qualification or exceptions contained therein shall be disregarded) to the extent that any such inaccuracy would render the Company and its Subsidiaries not Solvent as of immediately prior to the Closing, Buyer and its Subsidiaries (including, the Company and its Subsidiaries), on a consolidated basis, will as of the Closing Date, after giving effect to the transaction contemplated by this Agreement and the other agreements contemplated hereby, including the funding of the Debt Financing and any Alternate Debt Financing, payment of the Consideration, the Lender Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount, payment of the indebtedness of the Company and its Subsidiaries set forth on the Indebtedness Payoff Schedule, and payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby and the payment of all related fees and expenses, be Solvent. For purposes of the foregoing, “Solvent,” with respect to Buyer and its Subsidiaries, means (a) the amount of the “present fair saleable value” of the assets of Buyer and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities” of Buyer and its Subsidiaries, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Buyer and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liability of Buyer and its Subsidiaries on its debts as its debts become absolute and matured, (c) Buyer and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) Buyer and its Subsidiaries will be able to pay its debts as they mature. No transfer of property is being made and no obligation is being incurred by Buyer or its Subsidiaries in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 4.09 Investment Intent; Restricted Securities. Buyer is purchasing the Units solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Units or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer understands and acknowledges that (i) none of the Units have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Units are traded or tradable on any securities exchange or over-the-counter, and (iii) the Units may not be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 4.10 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Buyer Common Stock shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non-assessable, (iii) be free and clear of any Liens (other than Permitted Liens), including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, and not subject to any preemptive rights and (iv) be listed on the NASDAQ. Buyer is in compliance in all material respects with the rules and regulations of the NASDAQ that are applicable to Buyer.

Section 4.11 SEC Reports; Financial Statements.

(a) Buyer has filed with or furnished to the SEC on a timely basis, all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Buyer during the three (3)-year period immediately preceding the date hereof (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Buyer SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Buyer SEC Documents complied in all material respects with then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Buyer (including the related notes and schedules thereto) included (or incorporated by reference) in the Buyer SEC Documents (i) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, and other adjustments described therein, including the notes thereto). During the three (3)-year period immediately preceding the date hereof, Buyer has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to Buyer, including its consolidated Subsidiaries, required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

(d) Buyer and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Buyer has made available to Seller a true, correct and complete summary of any such disclosures made by management to Buyer’s auditors and audit committee.

(e) During the three (3)-year period immediately preceding the date hereof, (i) neither Buyer nor any of its Subsidiaries nor, to Buyer’s knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to Buyer’s knowledge, no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to such period, by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Buyer’s board of directors or any committee thereof or to any director or officer of Buyer or any of its Subsidiaries.

(f) There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Buyer SEC Documents. None of the Buyer SEC Documents filed on or prior to the date of this Agreement is subject to ongoing review or outstanding SEC comment or investigation. There are no formal SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Buyer or any of its Subsidiaries.

(g) Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s published financial statements or other Buyer SEC Documents.

(h) Buyer is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LENDER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Lender represents and warrants to Buyer as follows:

Section 5.01 Organization. Lender is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authorization of Transaction; Binding Effect.

(a) Lender has full limited partnership power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Lender of this Agreement and the other documents contemplated hereby to which it is a party, the performance by Lender of its obligations hereunder and thereunder and the consummation by Lender of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership action.

(b) This Agreement and the other documents contemplated hereby to which Lender is a party have been or will be duly executed and delivered by Lender and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Lender, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 5.03 Noncontravention. Neither the execution, delivery or performance of this Agreement, nor the consummation by Lender of the transactions contemplated hereby, will (i) violate any provision of the certificate of limited partnership or agreement of limited partnership of Lender, (ii) assuming compliance by Seller with Section 3.03, violate any Law or other restriction of any Governmental Authority to which Lender is subject or (iii) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of any rights under, or require any consent or notice under, any contract to which Lender is a party or by which its assets are bound. Except for the applicable requirements of the HSR Act or any applicable Foreign Competition Laws, neither the execution, delivery or performance of this Agreement by Lender, nor the consummation by Lender of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority.

Section 5.04 Broker’s Fees. Lender has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 5.05 Litigation. There are no Actions pending or, to Lender’s knowledge, threatened against or affecting Lender before or by any Governmental Authority, which could adversely affect Lender’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Investment Intent; Restricted Securities. Lender is receiving the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount or the Lender Stock Release Amount (or remaining Lender Stock Release Amount, as the case may be) or dividing its participation herein with others. Lender is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Lender acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be). Lender understands and acknowledges that (i) none of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount or the Lender Stock Release Amount (or Remaining Lender Stock Release Amount) has been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering and may not be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01 Operation of Business. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall cause the Company and its Subsidiaries to carry on their business in the Ordinary Course of Business and substantially in the same manner as currently conducted and to use their commercially reasonable efforts to preserve intact their business organization and their commercial relationships with third parties and keep available the services of their present officers. In furtherance of and without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section

9.01, except (i) as set forth on Section 6.01 of the Disclosure Schedule, (ii) as may be approved in advance by Buyer in writing (such approval not to be unreasonably withheld), or (iii) as is otherwise expressly permitted or required by this Agreement or applicable Law, Seller shall not permit the Company or any of its Subsidiaries to:

(a) amend its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents);

(b) sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of any of its assets or properties other than the sale of inventory or licensing of intellectual property in the ordinary course of business consistent with past practice;

(c) cancel any debts owed to the Company or any of its Subsidiaries (other than amounts owed solely among the Company and/or its Subsidiaries), or waive any claims or rights in favor of the Company or any of its Subsidiaries from third parties, except for (i) cancellations made or waivers granted in the ordinary course of business which, in the aggregate, are not material and which do not exceed $1,000,000 in the aggregate or (ii) customer deductions or discounts granted in the ordinary course of business; provided that, in the case of each of the foregoing clauses (i) and (ii), such deductions or discounts, to the extent in effect as of Closing, are reflected in the Closing Balance Sheet;

(d) make any loan to any Person (other than loans solely among the Company and/or its Subsidiaries), other than advancements of expenses made to any employees of the Company or its Subsidiaries for amounts individually not exceeding $50,000;

(e) acquire all or substantially all of the assets or business of any Person (including by merger or consolidation), in each case other than acquisitions of inventory or equipment in the ordinary course of business;

(f) incur any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other Person, except for (i) the accrual of interest on amounts outstanding in the ordinary course of business and pursuant to Contracts in effect as of the date hereof and (ii) agreements solely among the Company and/or its Subsidiaries or related-party guarantees among the Company and/or its Subsidiaries;

(g) make any capital expenditures or commitments therefor which exceed $4,000,000 in the aggregate;

(h) (i) hire, engage or terminate the employment or engagement or change the title, office or position, or materially change the responsibilities of any officers or Key Employees, or induce or encourage any officers or Key Employees to resign from the Company, (ii) other than in the ordinary course of business, hire, engage or terminate the employment or engagement, change the title, office or position, or materially change the responsibilities of any non-officer employee (other than Key Employees) or any individual independent contractor of the Company, (iii) enter into, amend or extend the term of any employment or engagement agreement with any officer or Key Employee or, other than in the ordinary course of business, other employee or independent contractor, (iv) enter into, adopt, negotiate, amend, or terminate any collective bargaining agreement or other labor agreement (unless required by Applicable

Law) or (v) make any representations or issue any communications to employees regarding this Agreement or the transactions contemplated thereby, including with respect to offers of employment from Buyer, other than to the extent reflected in Buyer’s public statements concerning this Agreement or the transactions contemplated hereby;

(i) materially change its accounting methodologies, practices, estimation techniques, assumptions and principles, except as required by Law or GAAP;

(j) except as required by applicable Law or the terms of an existing Employee Benefit Plan: (i) grant or provide any severance or termination payments or benefits or bonuses to any Service Provider (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by such individual, including without limitation pursuant to Code Sections 409A or 4999), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or funded or otherwise secured the payment of, any compensation or benefits to any Service Provider, or (iii) increase or otherwise modify the compensation payable to any individual Service Provider by more than one percent (1%);

(k) establish, adopt, materially amend or terminate any Employee Benefit Plan or any plan, program, arrangement, policy or agreement that would be an Employee Benefit Plan if it were in existence on the date of this Agreement, except, in each case, as required by Law, as contemplated by this Agreement or such actions taken in the ordinary course of business and which are not material to the Company and its Subsidiaries, taken as a whole;

(l) transfer, issue, sell, pledge, encumber or dispose of any securities, or other ownership interests in, the Company or any of its Subsidiaries, or grant options, warrants or other rights to purchase or otherwise acquire securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(m) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or make any other change with respect to its capital structure;

(n) (i) terminate or amend any Material Contract, or enter into any contract or agreement that would constitute a Material Contract if entered into prior to the date hereof, in each case other than in the ordinary course of business consistent with past practice, or (ii) grant any rights, or enter into any contract or agreement that would constitute a Material Contract, of the type described in subsections (vii) or (x) of Section 3.13(a);

(o) sell, assign, transfer or license any Company Intellectual Property other than licenses granted in the ordinary course of business in connection with the sale of Company Products;

(p) sell, assign, transfer, grant any exclusive license with respect to, allow to lapse or abandon any Company Registered Intellectual Property or other Company Intellectual Property;

(q) commence, settle, agree to settle, waive or otherwise compromise any Action or threat of any Action by or against the Company or any Subsidiary, that (i) involves potential payments by or to the Company or any Subsidiary in excess of $250,000 to the extent such matter is not set forth on the Settlements Schedule, (ii) is on the Settlements Schedule, to the extent that the aggregate amount of the settlement for any individual matter listed on the Settlements Schedule exceeds the maximum exposure estimate set forth across from such matter’s name on the Settlements Schedule, (iii) admits liability or consent to non-monetary relief, or (iv) involves any other obligation which would have a material, adverse impact on the ability of the Company and its Subsidiaries, taken as a whole, to operate their business following the Closing;

(r) send any broadly disseminated written communications (including electronic communications) to employees or other service providers of the Company or any of its Subsidiaries regarding this Agreement or the transactions contemplated hereby that are inconsistent with this Agreement or the transactions contemplated hereby;

(s) adopt or carry out any plan of complete or partial liquidation or dissolution;

(t) form, or enter into any commitment to form, a Subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(u) make or change any material Tax election, except as required by Law, adopt or change any material Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment outside of the ordinary course of business, file any income Tax Return outside of the ordinary course of business consistent with past practice or file any amended material Tax Return; or

(v) enter into any binding agreement or commitment to do any of the foregoing.

Section 6.02 Notices and Consents. Prior to the Closing Seller shall (i) give (and shall cause the Company and its Subsidiaries to give) any required notices to third parties triggered as a result of this Agreement or the transactions contemplated hereby, and (ii) use commercially reasonable efforts (and will cause the Company and its Subsidiaries to use commercially reasonable efforts) to obtain any third party consents triggered as a result of this Agreement or the transactions contemplated hereby, in each case of clauses (i)-(ii) foregoing that Buyer may request in connection with the matters referred to in Section 3.03; provided, however, that nothing in this Section 6.02 shall require Seller, the Company or its Subsidiaries to commence any Action or arbitration. In the event the Company is required to either (A) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, or (B) offer or grant any accommodation (financial or otherwise) to any third party, (collectively, any such amounts payable as described in clauses (A) and (B), the “Contract Consent Fees”), in each case to obtain any such consent, it is acknowledged and agreed that (x) the Company shall not agree to pay or incur any such Contract Consent Fees without the prior written consent of Buyer (not to be unreasonably withheld), (y) the Company shall not be required to agree to any such Contract Consent Fees unless such expenditure or accommodation is not effective until, and contingent upon the occurrence of, the Closing and (z) the cost of any Contract Consent Fees paid or incurred or agreed to be paid or incurred shall be borne 50% by the Company and 50% by Buyer (with any such amounts borne by the Company and not paid prior to Closing being deemed Company Transaction Expenses hereunder).

Section 6.03 Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, (a) Seller shall permit (and shall cause the Company and its Subsidiaries to permit) representatives of Buyer to have access at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records, contracts, documents, employees and other service providers of the Company and its Subsidiaries, and (b) Seller shall furnish (and shall cause the Company and its Subsidiaries to furnish) to Buyer such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Buyer shall reasonably request; provided, however, that the foregoing shall (i) not apply with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, (x) breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof or (y) waive attorney-client privilege, (ii) not apply with respect to any document or information to the extent regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement, (iii) not apply with respect to any investigation, sampling or testing of any environmental media at any properties of the Company or its Subsidiaries, and (iv) not apply with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Authority (including the HSR Act and all applicable Foreign Competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Buyer in a way so as to render the terms of the preceding sentence inapplicable. Buyer shall comply with, and shall cause Buyer’s representatives to comply with, all of their obligations under the Mutual Non-Disclosure Agreement, dated as of March 7, 2018, by and among the Affiliates of Oaktree party thereto and Buyer (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 6.03, and such Confidentiality Agreement will remain in full force and effect (it being understood and agreed that information received pursuant to this Section 6.03 may be shared by Buyer and its Affiliates and its and their Representatives on a confidential basis with both (x) the Debt Financing Sources and/or actual or prospective providers of any portion of the Debt Financing in connection with the Debt Financing (y) actual or prospective providers of the R&W Policy).

Section 6.04 Contact with Business Relations. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Buyer and Buyer’s authorized representatives may not, without the prior written consent of Seller (not to be unreasonably withheld, condition or delayed), communicate with any of the customers or suppliers or other unaffiliated business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby in a manner inconsistent with information about the transaction which has already been publicly disclosed or become publicly available or which would otherwise be reasonably likely to have a material, adverse impact on the Company and its Subsidiaries, taken a whole. To the extent requested by Buyer, Seller shall and shall cause the Company to, use commercially reasonable efforts to arrange meetings and discussions with such customers, suppliers or partners, and to the extent so reasonably requested shall instruct Key Employees to participate in such meetings.

Section 6.05 Exclusivity.

(a) During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall (and shall cause the Company and its Subsidiaries, and it and their directors, officers, employees, stockholders, agents and other representatives or Persons acting on it or their behalf (“Representatives”)) to immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Buyer) regarding (i) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of equity securities the Company or of any Subsidiary (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business or the licensing of intellectual property in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries, including any new financing, investment round or recapitalization of the Company, or (iii) any transaction that would expressly require the Company to abandon the transactions contemplated herein (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”). For the avoidance of doubt, the transactions set forth Section 6.01 of the Disclosure Schedule shall not constitute Alternative Transactions hereunder to the extent negotiated, entered into and consummated in accordance with the descriptions thereof as set forth on such schedule.

(b) During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall not (and shall cause the Company and its Subsidiaries and it and their Representatives not to) take or permit any action to:

(i) solicit, initiate, provide any information to, any Person (other than Buyer and its representatives) concerning, knowingly encourage or engage in discussions or negotiations with any Person concerning or in a manner reasonably likely or intended to facilitate, an Alternative Transaction;

(ii) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access;

(iii) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(iv) enter into any Contract with any person providing for an Alternative Transaction or otherwise consummate any Alternative Transaction.

(c) In the event that Seller, Lender or the Company or any of its Subsidiaries or their respective Representatives shall receive any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.05(b)(i), Seller, Lender, the Company or such Subsidiary or Representative shall promptly (and in any event within 24 hours) notify Buyer thereof, which notice shall include, to the extent permitted by applicable Law, the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party).

(d) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 6.05 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.05 and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

Section 6.06 Regulatory Filings.

(a) Each of Buyer, Seller, and Lender (as applicable) shall (i) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within five (5) Business Days after the date hereof and (ii) submit all comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required under any Foreign Competition Laws applicable in the jurisdictions listed in the Required Foreign Filings Schedule within fifteen (15) Business Days after the date hereof. Each of Buyer and Seller shall pay fifty percent (50%) of all filing fees required under the HSR Act and any Foreign Competition Laws applicable to the Parties for the consummation of the transactions contemplated herein (the “Antitrust Filing Fees”), and to the extent unpaid prior to the Closing, Seller’s portion of the Antitrust Filing Fees shall be deemed Company Transaction Expenses.

(b) In furtherance of Section 6.06(a), Buyer, Seller, and Lender shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use their best efforts to cause the waiting periods or other requirements under the HSR Act and all applicable Foreign Competition Laws to terminate or expire at the earliest possible date including with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act, and, with respect to applicable Foreign Competition Laws so as to avoid a second phase review). Buyer, Seller, and Lender shall allow the other Party to review and comment on any and all regulatory filings as contemplated by Section 6.06(a) or any requests or inquiries as contemplated in this Section 6.06(b) and consult with the other Parties or their outside counsel prior to the submission of any and all of the foregoing (except that each Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or the sharing Party’s legal counsel may share complete versions on a counsel-to-counsel basis with the other Party’s legal counsel). Buyer, Seller, and Lender shall promptly notify one another of any written communication to such Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of such other Party in connection therewith). Buyer, Seller, and Lender agree not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent appropriate or permitted by such Governmental Authority, gives such other Party the opportunity to attend and participate, or to designate a representative to attend and participate, thereat. Each of Buyer, Seller, and Lender shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement (except that such Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or such Party legal counsel may share complete versions on a counsel-to-counsel basis with such other Party’s legal counsel). Buyer, Seller, and Lender shall promptly provide one another with any information or documentation reasonably required by the other Party in order to prepare any filings required by the HSR Act or any Foreign Competition Laws or in order to respond to any inquiry from any Governmental Authority in relation to the HSR Act or any Foreign Competition Laws (except that such Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or such Party’s legal counsel may share complete versions on a counsel-to-counsel basis with such other Party’s legal counsel). Each of Buyer, Seller, and Lender shall promptly inform the other of any material developments and keep the other Party reasonably informed of the progress, in each case of such filings and submissions.

(c) Each of Buyer, Seller, and Lender shall use reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by such filings and submissions described in Section 6.06(a) and consents and clearances described in Section 8.01(i) and Section 8.02(e). Notwithstanding the foregoing, none of Buyer, Seller or Lender shall be required to commit to or effect, by consent decree, hold separate orders, trust, or otherwise, (i) the sale or disposition of, or prohibition or limitation on the ownership or operation by such Party or any of its Subsidiaries of specific assets or categories of assets or businesses; (ii) the amendment or termination of existing contracts, licenses or other relationships; (iii) the entering into of new contracts, licenses or other relationships; and (iv) behavioral commitments limiting or modifying such Party’s or any of its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines or assets, in each case other than to the extent any such actions, in the aggregate, both (x) are not materially adverse to Buyer and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) or Seller, Lender and their respective Subsidiaries and (y) would not involve the assets, product lines, operations, or businesses of Buyer and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) or of Seller, Lender and their Subsidiaries that generated revenues, individually or in the aggregate, of more than $20,000,000 in calendar year 2017 (the actions set forth in the foregoing clauses (i)-(iv), “Behavioral Remedies”). In addition, neither Seller or Lender shall commit to or effect, or permit the Company or any of its Subsidiaries to commit to or effect, any such action that is not conditioned upon the substantially concurrent consummation of the transactions contemplated hereby, and shall not effect or commit to affect any such action without Buyer’s prior written consent.

(d) Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

Section 6.07 Notification.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall disclose to Buyer in writing (in the form of an updated Disclosure Schedule) if the Company obtains Knowledge of any matter (i) heretofore existing which, if known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is otherwise necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby and (ii) hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is otherwise necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such disclosures shall amend and supplement the appropriate sections of the Disclosure Schedule delivered on the date hereof.

(b) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, each of Buyer and Seller shall disclose to one another in writing of (i) any material failure of the representations and warranties contained in Article IV to be true, (ii) any fact or event that constitutes a material breach of the covenants in this Agreement made by such Party promptly upon discovery thereof and (iii) of any Action commenced or, to such Party’s knowledge, threatened relating to either the transactions contemplated by this Agreement or the actual or purported insolvency of the Company or any of its Subsidiaries.

Section 6.08 Cancellation of Subordinated Note. Promptly following the execution of this Agreement, Seller shall (a) notify each holder of all or any interest in the Subordinated Note of the terms of this Agreement and the treatment of the Subordinated Note hereunder and (b) request each such holder to (x) deliver duly executed agreements providing for the contribution, assignment or other transfer of all of such holder’s right, title and interest in the Subordinated Note to Buyer or its designee effective as of the Closing and (y) in the event such right, title and interest are not contributed in full to Buyer or its designee effective as of the Closing, agree and acknowledge that all such amounts remaining outstanding under the Subordinated Note shall be automatically cancelled and forgiven effective as of the Closing and none of the Company, Lender or any of their respective Affiliates shall have any further obligation thereunder or in respect thereof, in the case of each of the foregoing clauses (x) and (y), such agreement or acknowledge to be in form and substance reasonably acceptable to Buyer.

Section 6.09 Buyer Financing.

(a) Prior to the Closing, Seller shall cause the Company and its Subsidiaries and their respective representatives to, at Buyer’s sole expense, to use reasonable best efforts to provide Buyer with all cooperation in connection with obtaining the Debt Financing as may be reasonably requested by Buyer. Such cooperation shall include the following:

(i) reasonable participation (and causing senior management and their respective representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries, to participate) in, and assistance with, marketing efforts related to such financing, including a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(ii) assisting (x) with the timely preparation of customary (i) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (ii) offering documents, registration statements, prospectuses, memoranda and similar documents required in connection with the Debt Financing; and (y) by providing financial information as reasonably requested to enable Buyer to prepare forecasts of financial statements for one or more periods following the Closing;

(iii) assisting with the preparation of (but not executing, unless effective only at or following the Closing) any pledge and security documents, indentures and supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Buyer or the Financing Sources (including obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing;

(iv) furnishing Buyer and the Financing Sources, as promptly as practicable, with (x) the financial statements and other financial information regarding the Company and its Subsidiaries specified in paragraph 3 of Exhibit B to the Debt Financing Commitments related to the Debt Financing meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement relating to debt securities (including equity-link debt securities) of Buyer under the Securities Act on Form S-3, (y) financial information regarding the Company and its Subsidiaries reasonably requested by Buyer in order for the Buyer to prepare customary pro forma financial statements of the Buyer meeting the requirements of and for the periods required by Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement relating to debt securities (including equity-link debt securities) of Buyer under the Securities Act on Form S-3 and (z) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer to the extent that such information is of the type and form that would customarily be included or incorporated by reference in a customary confidential information memorandum used in financings of the type contemplated by the Debt Financing Commitments, in an offering memorandum, prospectus or registration statement of Buyer or required to be included in a prospectus or registration statement of Buyer with respect to an acquired company in a private placement or public offering, as applicable, of debt securities (including any convertible debt securities) pursuant to Rule 144A promulgated under the Securities Act or an offering registered under the Securities Act, including drafts of customary comfort letters (which shall include “negative assurance” comfort) with respect to the financial information of the Company and its Subsidiaries to be included in any offering memorandum, registration statement or prospectus of Buyer that such Company’s independent accountants (or any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum, registration statement or prospectus such other accountants) are prepared to deliver upon the “pricing” of any securities being issued in lieu of any portion of the Debt Financing and upon the closing thereof (which, for the avoidance of doubt, will not include (or be deemed to require the Company or any of its Subsidiaries to prepare) any pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that Seller shall cause the Company to reasonably cooperate and assist Buyer in its preparation of such materials (all such financial statements and other information in this Section 6.09(a)(iv), the “Required Financial Information”);

(v) cooperating with Buyer to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Buyer and the Financing Sources;

(vi) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness required to be terminated hereunder;

(vii) providing executed customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or any of its Subsidiaries;

(viii) participation by senior management of the Company and its Subsidiaries in the negotiation, execution and delivery of the documents required for such financing (provided, that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Closing);

(ix) taking such actions (including, all corporate action, subject to the occurrence of the Closing) as are reasonably requested by Buyer or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining such financing that are within its control; and

(x) at least four (4) Business Days prior to the Closing Date, providing all documentation and other information pertaining to the Company and its Subsidiaries reasonably requested by Buyer required with respect to the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing at least nine (9) Business Days prior to the Closing Date;

provided, that nothing in this Section 6.09 shall require any such cooperation to the extent that it would (i) require Seller, the Company or any its Subsidiaries incur any liability or give any indemnities that are not contingent upon the occurrence of the Closing, (ii) require Seller, the Company or any its Subsidiaries to approve, authorize, execute or deliver any definitive financing documents with respect to such financing that are effective prior to the Closing Date, (iii) require Seller, the Company or any its Subsidiaries to provide any solvency or other similar certificate of the chief financial officer or similar representative of Seller, the Company or any its Subsidiaries, (iv) require Seller, the Company or any its Subsidiaries to prepare or provide any financial statements (other than the Required Financial Information and other available financial statements) or pro forma financial statements; provided, that the Company will reasonably cooperate and assist Buyer in providing information sufficient for Buyer to prepare pro forma financial statements) or (v) unreasonably interfere with the ongoing business or operations of Seller, the Company or any its Subsidiaries; provided, further, that (x) no personal liability shall be imposed on any of the employees of the Company involved in the foregoing cooperation and (y) Seller, the Company and its Subsidiaries will not be required to pay any commitment or other fees or expenses in connection with the Debt Financing prior to the Closing. Buyer will (A) reimburse Seller on an as-incurred basis for any out-of-pocket expenses incurred or otherwise payable by Seller, the Company or any of its Subsidiaries in connection with its cooperation pursuant to this Section 6.09 and (B) indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees, attorneys, successors and assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 6.09) and any information (other than information furnished by or on behalf of Seller) utilized in connection therewith. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the financing contemplated by this Section 6.09 so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, Buyer shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Debt Financing on a timely basis on the terms and conditions described in the Debt Financing Commitments, including using its reasonable best efforts to, to the extent within its control, (i) comply with its obligations under the Debt Financing Commitments, (ii) maintain in effect the Debt Financing

Commitments except to the extent (A) additional or alternative financing would then be available, or (B) such Debt Financing or any additional or alternative financing would not be required, to consummate the transactions contemplated by this Agreement on the Closing Date, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing Commitments on a timely basis on terms and conditions (including the flex provisions) contained therein or otherwise not materially less favorable to Buyer in the aggregate than those contained in the Debt Financing Commitments, (iv) satisfy on a timely basis all conditions applicable to Buyer contained in the Debt Financing Commitments (or any definitive agreements related thereto) within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing and (v) upon satisfaction of such conditions and the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), enforce all of its rights under the Debt Financing Commitments (or any definitive agreements related thereto) and consummate the Debt Financing at or prior to the Closing Date, but in no event later than the Outside Date (it being understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Debt Financing or any Alternative Debt Financing). Notwithstanding anything in this Section 6.09(b), to the extent (A) additional or alternative financing would then be available, or (B) such Debt Financing or any additional or alternative financing would not be required, to consummate the transactions contemplated by this Agreement on the Closing Date, Buyer shall not be required to obtain the Debt Financing or comply with the covenants in this Section 6.09(b) with respect to the Debt Financing Commitments or any definitive agreements negotiated or entered into in connection with such Debt Financing Commitments. Buyer shall keep Seller and Lender informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Buyer shall give Seller and Lender prompt notice upon having knowledge of any breach by any party of any of the Debt Financing Commitments to the extent it would impair or delay the Closing or result in insufficient financing to consummate the transactions contemplated by this Agreement or any termination of any of the Debt Financing Commitments. Other than as set forth in Section 6.09(a), Buyer shall not, without the prior written consent of Seller and Lender (not to be unreasonably withheld, condition or delayed) amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Commitments (or any definitive agreements related thereto) or any other provision of, or remedies under, the Debt Financing Commitments (or any definitive agreements related thereto), in each case, to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) adversely affecting in any material respect the ability of Buyer to timely consummate the transactions contemplated by this Agreement, (B) amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing in a manner materially adverse to the Company or Seller or (C) delaying the Closing beyond the Outside Date. In the event all conditions applicable to the Debt Financing Commitments have been satisfied and all of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied (or waived), Buyer shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement, except to the extent (A) additional or alternative financing would then be available, or (B) such Debt Financing or any additional or alternative financing would not be required, to consummate the transactions contemplated by this Agreement on the Closing Date, and provided that nothing in this Section 6.09 shall require Buyer to initiate or maintain any Action against any Financing Source.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions of the Debt Financing Commitments (including the flex provisions thereof), or becomes unavailable, regardless of the reason therefor, Buyer shall use its reasonable best efforts to (i) notify Seller and Lender of such event and the reasons giving rise to such event, as promptly as practicable following the occurrence of such event, (ii) arrange to obtain, as promptly as practicable following the occurrence of such event (and in any event prior to the Outside Date), the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Debt Financing that is and will be available, to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement (“Alternative Debt Financing”) and (iii) obtain a new financing commitment letter (together with its related term sheets, the “Alternative Debt Financing Commitments”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable, in the aggregate, to Buyer than the applicable Debt Financing Commitments as of the date hereof (taking into account the flex provisions thereof), (B) containing conditions to draw, and other terms that would reasonably be expected to affect the availability thereof, that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the applicable Debt Financing Commitments as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is and will be available, to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Debt Financing” shall include any available portion of the Debt Financing and the Alternative Debt Financing), and the term “Debt Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitments. Buyer shall promptly deliver to Seller and Lender complete and correct copies of the Alternative Debt Financing Commitments (in customarily redacted form) obtained pursuant to this Section 6.09(c). Notwithstanding anything in this Section 6.09(c), to the extent (A) additional or alternative financing would then be available, or (B) such Debt Financing or any additional or alternative financing would not be required, to consummate the transactions contemplated by this Agreement on the Closing Date, Buyer shall not be required to obtain any Alternative Debt Financing or comply with the covenants in this Section 6.09(c) with respect to any Alternative Debt Financing Commitments or any definitive agreements negotiated or entered into in connection with such Alternative Debt Financing Commitments.

Section 6.10 Employee Matters.

(a) Seller shall cause the Company or its applicable Subsidiary to adopt written resolutions of its board of managers (or equivalent governing body) terminating any and all 401(k) plans sponsored or maintained by it (“Company 401(k) Plan”) effective as of no later than the day immediately preceding the Closing Date, unless Buyer provides written notice to Seller that such Company 401(k) Plan shall not be terminated. Unless Buyer provides such written notice to Seller, Seller shall provide, no later than five (5) Business Days prior to the Closing Date, a draft of the proposed resolutions of the board of managers (or equivalent governing body) of the Company or its applicable Subsidiary terminating such Company 401(k) Plan effective as of no later than the day immediately preceding the Closing Date, and shall make any changes reasonably requested by Buyer before adopting such resolutions (so long as Buyer provides Seller with such requested changes at least two (2) Business Days prior to the Closing Date).

(b) Nothing contained in this Section 6.10 shall (i) be treated as the establishment, amendment, modification or termination of any Employee Benefit Plan or other agreement, plan, program or document, or constitute a limitation on rights to amend, modify, merge or terminate any Employee Benefit Plan or other agreement, plan, program or document, (ii) give to any Service Provider (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, or other similar employee representative body, any third party beneficiary or other rights under this Agreement or otherwise, or (iii) obligate the Company, Buyer, or any of their Subsidiaries or Affiliates to maintain any particular Employee Benefit Plan or other agreement, plan, program or document or retain the employment or services of any Service Provider.

(c) Prior to the Closing, Seller shall (a) with respect to each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (each such person, a “280G Individual,” and such payments and/or benefits, the “280G Payments”), use commercially reasonable efforts to secure a 280G Waiver (as defined below) from each such 280G Individual, and (b) seek the approval of the Persons who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 (which shall include adequate written disclosure delivered, prior to such vote, to all holders of equity interests of the Company who are entitled to vote) (the “280G Voting Rules”) of any such payments and/or benefits that are subject to an executed 280G Waiver. For purposes of this Agreement, “280G Waiver” means a waiver of the 280G Individual’s rights to some or all of the payments and/or benefits applicable to such 280G Individual so that all remaining payments and/or benefits applicable to such 280G Individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code. Prior to obtaining such waivers, and prior to seeking such approval, Seller shall provide drafts of such 280G Waivers and such approval materials to Buyer at least three (3) Business Days prior to submitting such documentation to the applicable Persons, as applicable, for its review, and consider in good faith any comments that Buyer may provide thereon, and Buyer shall reasonably cooperate with Seller with respect thereto, including by providing Seller a summary of the relevant terms of any contract, agreement, or plan entered into by Buyer or any of its Affiliates (including the Company and its Subsidiaries effective as of the Closing) and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date.

Section 6.11 Resignation of Officers and Directors. To the extent requested by Buyer in writing at least ten (10) days prior to the Closing Date, Seller shall cause each officer and director of the Company and each of its Subsidiaries so requested to resign as a director and/or officer of each of the Company and each of its Subsidiaries, as applicable, such resignation to be effectuated by the delivery of a resignation letter at or prior to the Closing in form and substance reasonably accepted to Buyer.

Section 6.12 Sanctions. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall cause the Company and its Subsidiaries to use commercially reasonable efforts to take such actions as may be reasonably necessary to terminate the Company’s and its Subsidiaries’ business with any entities or individuals in Iran (including all agreements to carry out such business) after the wind-down period described by OFAC at 31 C.F.R. § 560.537, except as authorized under applicable economic sanctions laws.

Section 6.13 Good Standings. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer prior to the Closing certificates of good standing of any Subsidiary requested by Buyer no later than ten (10) Business Days prior to the Closing, in each case dated no later than ten (10) Business Days prior to Closing.

Section 6.14 Financial Statements. In furtherance of the obligations set forth in Section 6.09(a)(iv), Seller shall cause the Company and its Subsidiaries and their respective representatives to, at Buyer’s sole expense, to use reasonable best efforts to furnish Buyer with and assist Buyer with the preparation of, as promptly as practicable, the financial statements and other information regarding the Company and its Subsidiaries required under Items 1.01, 2.01 and 9.01 of Current Report on Form 8-K in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, including audits thereof to the extent required. In addition, prior to the Closing, no later than forty-five (45) days after the end of each calendar month (including June 2018), Seller shall deliver to Buyer unaudited, consolidated balance sheets of the Company and its Subsidiaries, and the related statements of income and cash flows, for the month so ended.

Section 6.15 Naperville Lease Guaranty. At the Closing, Buyer shall execute and deliver to the Naperville Landlord, the Naperville Lease Guaranty. At Closing, Seller and Lender shall cause the Naperville Lease Amendment to be fully executed and delivered by the Naperville Landlord and the Naperville Tenant. Seller and Lender shall perform, and shall cause the Naperville Tenant to perform, all of the obligations of Seller, Lender and the Naperville Tenant under the Naperville Agreement to Amend Lease, including, without limitation, the satisfaction of all conditions to the obligations of the Naperville Landlord to execute and deliver the Naperville Lease Amendment, all covenants with respect to the operation of the premises leased under the Naperville Lease arising prior to Closing, and payment of the Deferred Payment to Landlord on or before the Closing Date. Lender shall not amend or modify the Naperville Agreement to Amend Lease and neither Seller nor Lender shall amend or modify the Naperville Lease other than to execute and deliver the Naperville Lease Amendment. Seller and Lender shall obtain Buyer’s prior written consent to (i) any assignment of the Naperville Lease or sublease of the premises leased under the Naperville Lease (the “Naperville Leased Premises”) and to any amendment or modification of any sublease of the Naperville Leased Premises and (ii) materially modifying the layout of the Naperville Leased Premises referenced in Section 2.9 of the Naperville Agreement to Amend Lease as agreed between the Naperville Tenant and the Naperville Landlord as of the date hereof.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (other than where the cost of taking an action is otherwise specified in this Agreement).

Section 7.02 Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both Seller and Buyer, unless required, in the reasonable determination of the disclosing Party, after consultation with its outside legal counsel, by Law, the rules and regulations of an applicable securities exchange, in which case each of Buyer and Seller shall have the right to review and provide comments on such press release or announcement (and shall consider in good faith all reasonable comments thereto made by the other Party) prior to its issuance, distribution or publication.

Section 7.03 Buyer Transaction Expenses. Without limitation on Section 6.06(a), Section 7.07 or Section 7.10, Buyer shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law, other than where specified in this Agreement. Buyer shall, promptly upon request, reimburse Seller or Lender, applicable, for (i) any amount above fifty percent (50%) of any Shared Expense, (ii) any portion of the PWC Fees for which Buyer is responsible, or (iii) any Naperville Lease Costs, in each case to the extent actually paid by the Company or any of its Subsidiaries prior to the Closing, or paid by Seller or Lender, whether prior to, at or following the Closing. The provisions of this Section 7.03 shall survive the consummation of the Closing.

Section 7.04 Confidentiality.

(a) Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof (provided that this Section 7.04 shall not limit Buyer’s obligations under the Confidentiality Agreement).

(b) Except for press releases and other public announcements permitted by the terms of Section 7.02, the Parties shall not, and each of them shall cause its respective Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as required by Law or legal process.

(c) In addition to the term of the preceding clause (a), if the transactions contemplated hereby are not consummated, Buyer shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of Seller and the Company and its Subsidiaries, and shall return to Seller or destroy (and certify in writing to Seller such destruction) all documents received from Seller and all copies thereof containing any such information, in each case in accordance with the terms of the Confidentiality Agreement.

(d) In addition to the term of the preceding clause (a), from and after the Closing, Seller and Lender agrees to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all confidential documents and information of the Company and its Subsidiaries, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, (i) is available publicly and was not disclosed in breach of this Agreement or (ii) is lawfully acquired by such person after the Closing from sources which are not prohibited from disclosing such information by legal, contractual or fiduciary obligation. In the event that Seller or Lender or any of their respective agents, representatives, Affiliates, employees, officers or directors is requested or required by Law or any Action or Order to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 7.04. In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 7.04, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

(e) Notwithstanding anything to the contrary herein, Seller, Lender and their respective Affiliates (including Oaktree) shall in each case be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors provided they instruct such Persons to observe the confidentiality provisions of this Section 7.04, and Seller shall be liable for any breaches thereof by such parties.

Section 7.05 Commercially Reasonable Efforts to Complete. Subject to the terms and conditions of this Agreement, including Section 6.02 and Section 6.06, Buyer, Lender and Seller shall each cooperate fully with the other and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby.

Section 7.06 Provision Respecting Representation of the Company.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholder, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to Seller and each of Seller’s members (including Lender) and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.

(b) Each of the Parties hereby irrevocably acknowledges and agrees that notwithstanding anything herein to the contrary, all communications prior to the Closing between Seller, Lender or any of their respective officers, directors, employees, personnel or agents, or representatives of any of the foregoing, on the one hand, and external legal counsel, including Kirkland & Ellis LLP, on the other hand (“Privileged Communications”), shall not be deemed under any circumstance to belong to the Company or any of its Subsidiaries, notwithstanding that any such Persons may also serve as officers, directors, agents or representatives of the Company or any of its Subsidiaries. From and after the Closing none of the Company, its Subsidiaries, Buyer or any Person purporting to act on behalf of or through the Company or its Subsidiaries shall have access to or will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute property of the client, only the Seller Group shall hold such property rights. As to any such Privileged Communications prior to the Closing, Buyer, the Company, and each of its Subsidiaries together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

(c) For the avoidance of doubt, other than as provided for in Section 7.06(b), Privileged Communications to which this Section 7.06 relates do not include communications between the Company or any of its Subsidiaries, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP, on the other hand, made prior to the Closing, it being understood that such communications shall remain property of the Company and its Subsidiaries following the Closing.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the certificate of incorporation, bylaws, limited liability company agreement or other similar governing documents of the Company or any of its Subsidiaries as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, managers, employees or holders of equity interests of the Company or any of its Subsidiaries.

(b) From and after the Closing, Buyer shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.07, without limit as to time. In addition to the other rights provided for in this Section 7.07, and not in limitation thereof, from and after the Closing, Buyer shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Buyer or the Company or any of its Subsidiaries), current and former managers, directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the Closing (each, a “D&O Indemnitee”), against all D&O Expenses (as defined below), losses, liabilities, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim or Action, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.07, “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs). Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be required to indemnify or hold harmless any D&O Indemnitee for amounts paid in settlement unless the Company approves such settlement in writing, which approval shall not be unreasonably withheld. For the avoidance of doubt, the obligations set forth in this Section 7.07(b) are obligations of the Company and its Subsidiaries are not being assumed nor guaranteed by Buyer.

(c) Buyer, on behalf of the Company and its Subsidiaries from and after the Closing, waives, with respect to any indemnification or advancement of expenses of any D&O Indemnitee, any right against Oaktree and/or Marlin to indemnification, subrogation or contribution. Buyer agrees, on behalf of the Company and its Subsidiaries from and after the Closing, that Oaktree and Marlin are each an intended third party beneficiary as to the indemnification provisions of this Section 7.07 and shall be entitled to bring suit to enforce said provisions.

(d) At or prior to the Closing, Seller shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all Persons who were directors or officers of the Company and its Subsidiaries prior to the Closing as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and related coverages that are under the same policy in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided that the cost of the annual premium for such “tail” insurance policies shall not exceed two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year, and such cost shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, and to the extent unpaid prior to the Closing, Seller’s portion thereof shall be deemed Company Transaction Expenses.

(e) In the event Buyer, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company or such Subsidiary, as the case may be, shall assume or otherwise remain liable for the obligations set forth in this Section 7.07. The provisions of this Section 7.07 shall survive the consummation of the Closing.

Section 7.08 Post-Closing Record Retention and Access. From and after the Closing, Buyer shall provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Company in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby, or relating to periods or occurrences prior to or on the Closing Date (including the preparation of Tax Returns, to verify any item or information relevant pursuant to this Agreement, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether or not such Action is a matter with respect to which indemnification may be sought hereunder), or compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority. Unless otherwise consented to in writing by Seller, Buyer shall not and shall cause the Company and its Subsidiaries not to, for a period of five (5) years (or seven (7) years in respect of Tax-related matters) following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to Seller such books and records and materials or such portions thereof. Notwithstanding the foregoing, Buyer shall be entitled to require any Person (other than Seller) requesting any such information to execute a customary confidentiality agreement with respect thereto prior to the provision thereof.

Section 7.09 Other Tax Provisions.

(a) Cooperation on Tax Matters. Buyer and Seller shall provide reasonable cooperation, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Post-Closing Tax Actions. Buyer shall not, and shall cause the Company and its Subsidiaries to not, make any election under Sections 336 or 338 of the Code (or any corresponding provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement.

(c) Intermediary Transaction Tax Shelter. Buyer represents, warrants and covenants that the transactions contemplated by this Agreement are not and will not be part of an intermediary transaction tax shelter as described in IRS Notices 2001-16 and 2008-111 or any substantially similar transaction.

Section 7.10 Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be borne by fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes.

Section 7.11 Additional Agreements of Buyer.

(a) Buyer acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and Buyer has relied solely on the results of its own independent investigation and (a) the representations and warranties of Seller expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule, and (b) the representations and warranties of Lender expressly and specifically set forth in Article V, as qualified by the Disclosure Schedule and (c) the representations and warranties contained in the those deliveries described in Section 8.01(f)(iii), Section 8.01(f)(v), Section 8.01(f)(vi) and Section 8.01(g) (the foregoing clauses (a), (b) and (c) collectively, the “Covered Representations”).

(b) The Covered Representations described in clause (a) of the definition thereof constitute the sole and exclusive representations and warranties of or regarding Seller, the Company and its Subsidiaries to Buyer in connection with the transactions contemplated hereby, and Buyer (i) represents, warrants and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or Made Available to Buyer and its representatives) and (ii) waives any right Buyer may have against Seller with respect to any inaccuracy of any such other representation, warranty, statement or information or with respect to any omission or nondisclosure, on the part of Seller or any representative of Seller, the Company or any Subsidiary thereof, of any potentially material information. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of, and expressly disclaims reliance upon, the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, provided that to the extent any fact or matter contained therein is expressly the subject of a Covered Representation, the foregoing shall not be deemed to encompass, or a disclaimed or reliance on, such fact or matter solely with respect to such Covered Representation. Accordingly, Buyer hereby acknowledges that none of Seller, the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, provided that to the extent any fact or matter contained therein is expressly the subject of a Covered Representation, the foregoing shall not be deemed to an acknowledgment of a failure to make a representation or warranty with respect to such fact or matter pursuant to such Covered Representation.

(c) The Covered Representations described in clause (b) of the definition thereof constitute the sole and exclusive representations and warranties of or regarding Lender to Buyer in connection with the transactions contemplated hereby, and Buyer (x) represents, warrants and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied, and (y) waives any right Buyer may have against Lender with respect to any inaccuracy of any such other representation, warranty, statement or information or with respect to any omission or nondisclosure, on the part of Lender or any representative of Lender of any potentially material information.

(d) Notwithstanding the foregoing, the Parties agree and acknowledge that this Section 7.11 shall not be deemed to limit the liability of any Person for, or disclaim any reliance by Buyer or any other Person with respect to, Fraud.

Section 7.12 R&W Insurance. It is understood and agree that Buyer intends to obtain a buyer-side representations and warranties insurance policy as a source of recovery for any inaccuracies in the representations and warranties of Seller and Lender set forth herein (the “R&W Policy”). From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Buyer shall use commercially reasonable efforts to obtain a R&W Policy to be effective at or prior to the Closing on terms reasonably acceptable to Buyer. In the event such R&W Policy is obtained at or prior to the Closing, the premium in respect of the R&W Policy shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, and to the extent unpaid by Seller prior to the Closing, Seller’s portion thereof shall be deemed Company Transaction Expenses. Without limitation on the foregoing provisions of this Section 7.12, in the event that such R&W Policy is obtained following the Closing, Buyer shall issue to Lender the Lender Stock R&W Policy Amount within two (2) Business Days of obtaining such R&W Policy; provided, that the obligation set forth in this sentence shall expire on the first anniversary of the Closing Date if no such R&W Policy is obtained by such date.

Any such R&W Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller, Lender or their respective Affiliates, or any former or current general or limited partners, stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder (except for Fraud). No insured party under the R&W Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of Seller and Lender.

Section 7.13 Termination of Interested Party Transactions. At or prior to the Closing, the Company shall cause to be terminated all Contracts set forth in Section 7.13 of the Disclosure Schedule, and shall deliver to Buyer evidence reasonably satisfactory to Buyer of the termination without further liability or obligation on the part of the Company or any of its Subsidiaries of such Contracts.

Section 7.14 Restrictions on Buyer Common Stock.

(a) Other than solely in the case of a Permitted Transfer, Lender shall not (x) Transfer any portion of the Lender Stock Repayment Amount, Lender Stock R&W Policy Amount or the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) until (i) the six (6) month anniversary of the Closing Date with respect to fifty percent (50%) of the Lender Stock Repayment Amount, fifty percent (50%) of the Lender Stock R&W Policy Amount and fifty percent (50%) of the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) and (ii) the twelve (12) month anniversary of the Closing Date with respect to the remaining fifty percent (50%) of the Lender Stock Repayment Amount, the remaining fifty percent (50%) of the Lender Stock R&W Policy Amount and the remaining fifty percent (50%) of the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be), nor (y) enter into any agreement or publicly disclose any intention to do any of the foregoing. Lender agrees and consents to the entry of stop-transfer instructions with Buyer’s transfer agent and registrar against the Transfer of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) in violation of the foregoing restrictions.

(b) Any certificate issued in respect of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount or the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing the restrictions on Transfer under this Agreement and the Securities Act, which legend shall state in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. THE

SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A UNIT PURCHASE AGREEMENT, DATED AS OF JULY 23, 2018 BY AND AMONG CORIANT INVESTOR LLC, INFINERA CORPORATION (THE “COMPANY”) AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE COMPANY’S SECRETARY.”

Notwithstanding the foregoing, Buyer shall deliver new certificates for all or any portion of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount or the Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) not bearing such legend (or shall eliminate and terminate the notations and arrangements made with respect to any uncertificated shares) at such time as such the foregoing restrictions are no longer applicable.

Section 7.15 Release. Effective for all purposes as of the Closing, Seller and Lender (solely in its capacity as an indirect equityholder of the Company) acknowledges and agrees, each on behalf of itself and its current or former Affiliates (including the other members of the Seller Group), officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (but not including portfolio companies or limited partners (in their capacities of such) of any such Person that is a venture, private equity or investment fund) (each a “Releasing Party”) that such Releasing Party (x) has no Claims (as defined below), (y) has not transferred or assigned, or purported to transfer or assign, any Claims, and (z) shall not transfer or assign, or purport to transfer or assign, any Claims, in each case, relating to the Company or any of its Subsidiaries against the Company or its Subsidiaries, or their respective current or former Affiliates, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns (collectively, the “Released Parties”).

(a) Such Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Company, its Subsidiaries and/or the transactions contemplated by this Agreement as may be existing on or before the Closing (collectively, “Claims”) which such Releasing Party has or had or can, shall or may now or hereafter have; provided, however, that the foregoing release shall not cover (and the definition of Claims shall not include) any rights of Seller or any other member of the Seller Group provided for under this Agreement.

(b) Such Releasing Party acknowledges and agrees that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Such Releasing Party hereby waives and relinquishes any rights and benefits that such Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter hereof. Such Releasing Party acknowledges that it may hereafter discover facts in addition to, or different from, those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than as explicitly otherwise set forth herein) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(c) Such Releasing Party acknowledges and agrees that it (x) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (x) has signed this Agreement, including the provisions of this Section 7.15 freely and voluntarily and (y) does not rely, and has not relied, on any representation or statement not set forth in this release made by Buyer or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

(d) This release shall become effective only upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.

Section 7.16 Treatment of Monetary Obligations Under Naperville Lease. To the extent that Buyer, the Company or any of their respective Affiliates receives a reimbursement from Landlord after the Building Income (as defined in the Naperville Lease Amendment) equals or exceeds $22,000,000, inclusive of the Naperville Tenant’s payments of Basic Rent (as defined in the Naperville Lease Amendment), Buyer shall pay, or cause to be paid, to Lender an amount equal to fifty percent (50%) of any such reimbursement actually received from the Naperville Landlord. Additionally, in the event the Impositions Reimbursement (as defined in the Naperville Lease Amendment) is reduced in accordance with Section 5.20(b) of the Naperville Lease Amendment, Buyer shall, pay, or cause to be paid, to Lender an amount equal to fifty percent (50%) of such monthly reduction to the Impositions Reimbursement through the expiration or earlier termination of the of the Term (as defined in the Naperville Lease). In the event that the Naperville Lease is terminated prior to the expiration of its Term pursuant to Section 5.21 of the Naperville Lease Amendment, Buyer shall pay, or cause to be paid, to Lender an amount equal to the product of (i) fifty percent (50%) multiplied by (ii) the aggregate amount of Impositions Reimbursement which would have been payable pursuant to the Naperville Lease had such early termination not occurred, minus any amounts previously paid to Lender pursuant to this Section 7.16; provided, that, in no event shall the amounts paid or caused to be paid by Buyer pursuant to this Section 7.16 exceed $17,500,000. Any amounts payable pursuant to this Section 7.16 shall be paid to Lender in cash, by wire transfer of immediately available funds to an account designated by Lender, promptly following such time or times as and to the extent that Buyer, the Company or any of their respective Affiliates actually receives the benefit of a reimbursement from Landlord after the Building Income equals or exceeds $22,000,000, inclusive of the Naperville Tenant’s payments of Basic Rent or such reduction of the Impositions Reimbursement or promptly following the Lease Termination Date (as defined in the Naperville Lease Amendment), as the case may be.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Seller in Article III or Lender in Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein, except for the terms “Material Adverse Effect” as used in Section 3.07 and “Material Contract” as used in Section 3.13) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(ii) Each of the Fundamental Representations shall be true and correct in all material respects as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date).

(b) Performance of Covenants. Each of Lender and Seller shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date; provided, that performance and compliance with Section 6.09(a) shall only be a condition precedent to the Closing to the extent that a breach thereof is a proximate cause of Buyer’s failure to obtain the Debt Financing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event that has, or would reasonably be expected to have, a Material Adverse Effect.

(d) Absence of Illegality, Actions or Orders. As of the Closing, there shall not be any injunction, writ or temporary restraining order, Law or any other Order of any nature issued or threatened by a court or Governmental Authority of competent jurisdiction which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions, or would cause such transactions to be rescinded, no Action shall be pending or threatened by a Governmental Authority wherein such an Order is sought and no investigation pursuant to a Civil Investigative Demand shall be pending.

(e) Other Conditions. Each condition set forth on the Other Conditions Schedule.

(f) Deliveries. Seller shall have delivered to Buyer each of the following:

(i) (x) an executed 280G Waiver from each 280G Individual, and (y) evidence that a vote of the Persons who are entitled to vote on the 280G Payments was obtained with respect to all 280G Individuals in compliance with the 280G Voting Rules and that either (1) the requisite number of stockholder votes was obtained with respect to the 280G Payments subject to waiver under the 280G Waivers (the “280G Approval”), or (2) the 280G Approval was not obtained, and, as a consequence, the 280G Payments subject to waiver under the 280G Waivers shall not be made or provided;

(ii) a copy of the Escrow Agreement duly executed by Lender and the Escrow Agent;

(iii) a certificate of Seller, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a)-Section 8.01(c) have been satisfied with respect to Seller;

(iv) certificates of good standing, if applicable, for the Company and each of its Subsidiaries organized within the United States, in each case dated no later than ten (10) Business Days prior to Closing;

(v) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Sections 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(vi) a certified copy of resolutions duly adopted by Seller’s board of managers authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation by Seller of all transactions contemplated hereby and thereby.

(g) Lender Certificate. Lender shall have delivered to Buyer a certificate of Lender, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a)-Section 8.01(b), solely as they relate to Lender, have been satisfied; and

(h) Payoff Letters. Seller shall have delivered to Buyer duly executed copies of all Required Payoff Letters.

(i) Regulatory Periods. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the delivery of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount or Remaining Lender Stock Release Amount, as the case may be), if any, under the HSR Act shall have expired or been terminated, and all other consents or clearances under any applicable Foreign Competition Laws that are set forth on the Required Foreign Filings Schedule, shall have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

Buyer may waive any condition specified in this Section 8.01 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01(a)-Section 8.01(i) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) Absence of Illegality, Actions or Orders. As of the Closing, there shall not be any injunction, writ or temporary restraining order, Law or any other Order of any nature issued by a court or Governmental Authority of competent jurisdiction which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions, or would cause such transactions to be rescinded, and no Action shall be pending or threatened wherein such an Order is sought.

(d) Deliveries. Buyer shall have delivered to Seller each of the following:

(i) a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(ii) a copy of the Naperville Lease Guaranty duly executed by Buyer;

(iii) a certificate of Buyer, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a)-Section 8.02(b) have been satisfied; and

(iv) a certified copy of resolutions duly adopted by Buyer’s board of directors, board of managers or similar governing body authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation by Buyer of all transactions contemplated hereby and thereby.

(e) Regulatory Periods. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the delivery of the Lender Stock Repayment Amount, the Lender Stock R&W Policy Amount and the Lender Stock Release Amount or Remaining Lender Stock Release Amount, as the case may be), if any, under the HSR Act, shall have expired or been terminated, and all other consents or clearances under any applicable Foreign Competition Laws that are set forth on the Required Foreign Filings Schedule, shall have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

Seller may waive any condition specified in this Section 8.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.02(a)-Section 8.02(e) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Seller if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01 Termination. This Agreement may be terminated as provided below:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer if there has been a material breach or failure to perform on the part of the other Party (and, with respect to Buyer, Lender) of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 8.01(a) or Section 8.01(b), or Section 8.02(a) or Section 8.02(b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 9.01(b) with respect to such breach or failure if such breach or failure is adequately cured within such ten (10) Business Day period); provided that the failure by Buyer to make the payments required by Section 2.04(a)-Section 2.04(d), in each case as and when required hereunder, shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;

(c) by either Seller or Buyer if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final Order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have complied with its obligations under Section 6.06 and Section 7.05); or

(d) by either Seller or Buyer if the transactions contemplated hereby have not been consummated prior to the six (6)-month anniversary of the date hereof (the “Outside Date”); provided, however, that if on the Outside Date all of the conditions to the Closing set forth in Article VIII other than (i) those conditions that by their terms are not to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, and (ii) any or all of the conditions set in Section 8.01(d), Section 8.01(i), Section 8.02(c), and Section 8.02(e) (but solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or any Foreign Competition Law), have been satisfied or waived, then the Outside Date will automatically be extended an additional three (3) months; provided, further that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 9.02 Effect of Termination. In the event of any valid termination of this Agreement by Buyer or Seller as provided in Section 9.01, (i) this Agreement shall forthwith become void and of no further force or effect (except that Section 7.02, Section 7.03, Section 7.04, this Section 9.02 and Article IX shall survive the termination of this Agreement and shall be enforceable by the Parties), and (ii) absent a willful and deliberate breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any liability therefor, there shall be no liability or obligation on the part of Buyer or Seller to the other Party with respect to this Agreement; provided that, notwithstanding clause (ii) of this Section 9.02, liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (i) of this Section 9.02.

ARTICLE X

MISCELLANEOUS

Section 10.01 No Survival; Certain Waivers.

(a) The representations and warranties and covenants and agreements (to the extent contemplating or requiring performance prior to the Closing) of Seller, Lender and Buyer set forth in this Agreement or in any instrument delivered in connection with this Agreement shall not survive the Closing; provided that the representations and warranties set forth in Section 4.10 and Section 5.06, solely with respect to the Lender Stock R&W Policy Amount shall survive the Closing until the earlier of the issuance of the Lender Stock R&W Policy Amount, if any, and such time as the Lender Stock R&W Policy Amount is no longer potentially issuable pursuant to the terms of this Agreement; provided, further, that the representations and warranties set forth in Section 4.10 and Section 5.06, solely with respect to the Lender Stock Release Amount or Remaining Lender Stock Release Amount, as the case may be, shall survive the Closing until the issuance of the Lender Stock Release Amount or Remaining Lender Stock Release Amount, as the case may be (or, if no such amount is due to Lender pursuant to Section

2.06, the date on which the Lender Cash Repayment Amount is finally determined thereunder). Each of the representations and warranties of Seller, Lender and Buyer set forth in this Agreement or in any instrument delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against Seller or Lender. The covenants and agreements of Seller, Lender and Buyer set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against Seller, Lender or Buyer. Each covenant or agreement herein requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 10.01(a) shall be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement. For the avoidance of doubt, the foregoing limitations shall not apply to the representations and warranties, covenants and agreements in the Required Payoff Letters or the representations and warranties, covenants and agreements set forth in any other written agreement delivered hereunder. Notwithstanding the foregoing, the Parties agree and acknowledge that this Section 10.01 shall not be deemed to limit the liability of any Person for Fraud.

(b) Buyer, for itself and on behalf of its Affiliates (including, after the Closing, the Company and its Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any member of the Seller Group, other than Seller under the terms of this Agreement solely with respect to any covenant or obligations hereunder which do not terminate at the Closing pursuant to Section 10.01(a) (such covenants or obligations, the “Surviving Covenants”), relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedules hereto or the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.01, no claim shall be brought or maintained by, or on behalf of, Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) against any member of the Seller Group, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Seller or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of Seller, Lender or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedules hereto or the transactions contemplated hereby or thereby, the business or the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing other than the Surviving Covenants; provided that, for the avoidance of doubt, nothing in this Section 10.01(b) shall be deemed to limit any liabilities or any claims arising in connection with executory obligations under Contracts unrelated to the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Parties agree and acknowledge that this Section 10.01(b) shall not be deemed to limit the liability of any Person for, or be deemed a waiver of any claims against any Person with respect to, Fraud.

(c) Buyer acknowledges and agrees that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.01, Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.02 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except, solely with respect to Section 10.03, Section 10.10, Section 10.11, Section 10.12, Section 10.13 and this Section 10.02, the Financing Sources.

Section 10.03 Financing Source Liability. No Financing Source shall have any liability to Seller, any member of the Seller Group or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing Commitments, the Debt Financing or for any obligations or liabilities of the Parties or for any claim (whether at law, or equity, in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding any provision of this Agreement, in no event shall Seller or any member of the Seller Group have any rights or claims against any of the Financing Sources under this Agreement, the Debt Financing Commitments or the Debt Financing, and Seller agrees not to and to cause the Seller Group not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (ii) seek to enforce the commitment against, make any claims for breach of the Debt Financing Commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing Commitments or the obligations of the Financing Sources thereunder. Nothing in this Section 10.03 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Financing Commitments to each other or in connection therewith.

Section 10.04 Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, including the right of Seller to cause Buyer to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any

Action to enforce specifically the performance of the terms and provisions of this Agreement by the other Party, the Outside Date shall automatically be extended for so long as the Party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

Section 10.05 Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto, the Confidentiality Agreement and the other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that (a) Buyer may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (ii) designate one or more of its Affiliates to perform its respective obligations hereunder; provided, however, in either case of clause (i) or (ii), Buyer shall remain responsible for the performance of all of its respective obligations hereunder; and (b) after the Closing, Seller may assign this agreement to any of its beneficial owners or successors by operation of law so long as such beneficial owners or successors agree to satisfy Seller’s obligations under this Agreement.

Section 10.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.08 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, or sent via electronic mail, to the Parties at the following addresses, electronic mail addresses or facsimile numbers:

If to Seller:

Coriant Investor LLC

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Fax:

Attention: Cass Traub

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Fax:

Attention: Hamed Meshki, P.C.

Email:

If to Lender:

Oaktree Optical Holdings, L.P.

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Fax:

Attention: Cass Traub

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Fax:

Attention: Hamed Meshki, P.C.

Email:

If to Buyer:

Infinera Corporation

140 Caspian Court

Sunnyvale, CA 94089

Attention: James L. Laufman

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Tony Jeffries and Mike Ringler

Email:

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.09 or by facsimile or electronic mail transmission to the facsimile number or electronic mail address as provided in this Section 10.09, be deemed given on the day so delivered if delivered before 5:00 p.m. Pacific Time on a Business Day, and otherwise on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 10.09, be deemed given on the earlier of the third Business Day following mailing or upon actual receipt, and (c) if delivered by overnight courier to the address as provided in this Section 10.09, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.09. Any Party from time to time may change its physical or electronic mail address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, without limiting anything set forth in Section 10.10, each Party agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (except as expressly specified in the Debt Financing Commitments, the commitment relating to any alternative financing or in any definitive document related to such financing).

Section 10.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT FOR THE DEBT FINANCING COMMITMENTS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or the Court of Chancery of Delaware in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.12. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing or anything herein to the contrary, without limiting anything set forth in Section 10.03, each of the Parties agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each Party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 10.10 shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 10.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and Lender. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Section 10.02, Section 10.03, Section 10.10, Section 10.11, Section 10.12 and this Section 10.13 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Financing Source without the prior written consent of such Financing Source.

Section 10.14 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.15 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 10.16 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

Section 10.17 Disclosure Schedule. The information set forth in each section or subsection of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and to the extent that it is reasonably apparent to a party without having read or any knowledge of the underlying documents references therein that it applies to such other section or subsection of this Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule.

*     *     *    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CORIANT INVESTOR LLC, a Delaware limited liability company

By: /s/ Cass Traub
Name: Cass Traub
Title: President

OAKTREE OPTICAL HOLDINGS, L.P.,

a Delaware limited partnership,

solely for the purposes of Section 2.02(b), Section

2.04(b), Section 2.06, Section 6.05, Section 6.06,

Section 6.15, Section 7.01, Section 7.04, Section

7.05, Section 7.14, Section 7.15 and Article V

hereof

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, LLC
Its: Managing Member

By: /s/ Cass Traub
Name: Cass Traub
Title: Authorized Signatory

By: /s/ Ted Crockin
Name: Ted Crockin
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INFINERA CORPORATION, a Delaware corporation

By: /s/ Brad Feller
Name: Brad Feller
Title: Chief Financial Officer